Exhibit 10.1

$64,000,000.00 Secured Term Loan Facility

LOAN AGREEMENT

by and among

FCB I LLC,
as Borrower,

THE BANK OF NEW YORK MELLON,
as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of
January 3, 2011

TABLE OF CONTENTS

Page

I	DEFINITIONS		1
	1.1	General Terms	1
II	LOAN, PAYMENTS, INTEREST AND COLLATERAL		14
	2.1	The Loan	14
	2.2	Interest on the Loan	16
	2.3	Loan Collections; Repayment	17
	2.4	Promise to Pay; Manner of Payment	17
	2.5	Voluntary Prepayments	19
	2.6	Mandatory Prepayments	20
	2.7	Payments by Agent; Protective Advances	21
	2.8	Collection Account	21
III	FEES AND OTHER CHARGES		22
	3.1	Computation of Fees; Lawful Limits	22
	3.2	Default Rate of Interest	22
	3.3	Fees	22
	3.4	Increased Costs; Capital Adequacy; Compensation for Losses	22
IV	CONDITIONS PRECEDENT		23
	4.1	Conditions to Execution.	23
	4.2	Conditions to Closing	25
V	REPRESENTATIONS AND WARRANTIES		27
	5.1	Organization and Authority	27
	5.2	Loan Documents	27
	5.3	Subsidiaries, Capitalization and Ownership Interests	28
	5.4	Properties	28
	5.5	Other Agreements	28
	5.6	Litigation	28
	5.7	Financial Statements and Reports	29
	5.8	Compliance with Law	29
	5.9	Licenses and Permits; Labor	30
	5.10	No Default; Solvency	30
	5.11	Disclosure	30
	5.12	Existing Indebtedness; Investments, Guarantees and Certain Contracts	30
	5.13	Affiliate Agreements	30
	5.14	Insurance	30
	5.15	Names; Location of Offices, Records and Collateral; Deposit Accounts	31
	5.16	Intellectual Property	31
	5.17	Non-Subordination	31
	5.18	Legal Investments; Use of Proceeds	31
	5.19	Broker’s or Finder’s Commissions	31
	5.20	Anti-Terrorism; OFAC	31
	5.21	Security Interest	32
	5.22	Survival	32
VI	AFFIRMATIVE COVENANTS		32
	6.1	Financial Statements, Reports and Other Information	32
	6.2	Payment of Obligations	33
	6.3	Conduct of Business and Maintenance of Existence and Assets	34
	6.4	Compliance with Legal and Other Obligations	34
	6.5	Insurance	34
	6.6	True Books	34
	6.7	Inspection; Periodic Audits; Quarterly Review	35
	6.8	Further Assurances; Post Closing	35
	6.9	Payment of Indebtedness	35

	6.10	Other Liens	35
	6.11	Use of Proceeds	35
	6.12	Collateral Documents; Security Interest in Collateral	36
VII	NEGATIVE COVENANTS		36
	7.1	Indebtedness	36
	7.2	Liens	36
	7.3	Investments; Investment Property; New Facilities or Collateral	36
	7.4	Dividends; Redemptions; Equity	37
	7.5	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	37
	7.6	Transfer of Collateral	37
	7.7	Contingent Obligations and Risks	38
	7.8	Truth of Statements	38
	7.9	Modifications of Agreements	38
	7.10	Anti-Terrorism; OFAC	38
	7.11	Deposit Accounts and Payment Instructions	38
	7.12	Special Purpose Entity	38
	7.13	Transactions with Affiliates	40
VIII	EVENTS OF DEFAULT		40
IX	RIGHTS AND REMEDIES AFTER DEFAULT		43
	9.1	Rights and Remedies	43
	9.2	Application of Proceeds	43
	9.3	Rights to Appoint Receiver	44
	9.4	Rights and Remedies not Exclusive	44
X	WAIVERS AND JUDICIAL PROCEEDINGS		45
	10.1	Waivers	45
	10.2	Delay; No Waiver of Defaults	45
	10.3	Jury Waiver	45
	10.4	Amendment and Waivers	45
XI	EFFECTIVE DATE AND TERMINATION		47
	11.1	Effectiveness and Termination	47
	11.2	Survival	48
XII	MISCELLANEOUS		48
	12.1	Governing Law; Jurisdiction; Service of Process; Venue	48
	12.2	Successors and Assigns; Assignments and Participations	49
	12.3	Application of Payments	51
	12.4	Indemnity	51
	12.5	Notice	52
	12.6	Severability; Captions; Counterparts; Facsimile Signatures	52
	12.7	Expenses	52
	12.8	Entire Agreement	53
	12.9	Approvals and Duties	53
	12.10	Publicity	53
	12.11	Release of Collateral	55
XIII	AGENT PROVISIONS; SETTLEMENT		55
	13.1	Agent	55
	13.2	Non-Consenting Lenders	61
	13.3	Set-off and Sharing of Payments	62
	13.4	Disbursement of Funds	63
	13.5	Settlements; Payments; and Information	63
	13.6	Dissemination of Information	64
	13.7	Non-Funding Lender.	64
	13.8	Taxes	64
	13.9	Patriot Act	67
	13.10	Lenders’ Withdrawal Date	67

ii

SCHEDULES AND EXHIBITS

Exhibit A	Form of Ratification Resolutions of Borrower and CPEX
Exhibit B	Form of Updated Closing Certificate
Exhibit C	Form of Collateral Assignment of License Agreement
Exhibit D	Form of Collateral Assignment of Contribution Agreement
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of True Contribution and Non-Consolidation Opinion
Exhibit G	Form of CPEX Agreement
Exhibit H	Form of Contribution Agreement

Schedule A	Wiring Instructions
Schedule B	Account Numbers
Schedule 2.1	Commitments and Pro Rata Shares
Schedule 2.4	Royalty Schedule
Schedule 5.1	Organization and Authority, Tax ID
Schedule 5.3	Managers, Managing Members and Directors of Borrower, Merger Subsidiary and CPEX
Schedule 5.5	Other Agreements
Schedule 5.6	Litigation
Schedule 5.8	Compliance with Law
Schedule 5.14	Insurance
Schedule 5.15(A)	Names and Places of Business
Schedule 5.15(B)	Deposit Accounts
Schedule 5.16	IP Rights
Schedule 5.19	Non-Broker Claimants

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) dated as of January 3, 2011, is entered into by and among FCB I LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and THE BANK OF NEW YORK MELLON, as administrative and collateral agent.

WHEREAS, Borrower has requested that Lenders make available to Borrower a term loan facility in a maximum principal amount of Sixty-Four Million and No/100 Dollars ($64,000,000.00) (the “Maximum Loan Amount”), the proceeds of which shall be made available by Borrower to its parent entity, FCB I Acquisition Corp., Inc., a Delaware corporation (“Merger Subsidiary”), to fund Merger Subsidiary’s acquisition of, and merger with and into, CPEX Pharmaceuticals, Inc., a Delaware corporation (“CPEX”), in exchange for the contribution of certain assets of CPEX to Borrower contemporaneously with such acquisition and merger, including, without limitation, the right to receive certain pharmaceutical royalty payments, contemporaneously with such merger, to pay closing fees and expenses and for payment to Agent and Lenders, as set forth herein;

WHEREAS, Borrower is willing to grant Agent, for the benefit of itself and the other Lenders, a lien on and security interest in certain Collateral to secure the Loan and other financial accommodations being granted by Agent and Lenders to Borrower; and

WHEREAS, Lenders are willing to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I           DEFINITIONS

1.1           General Terms

For purposes of the Loan Documents and all annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I.  All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the Execution Date to the extent the same are used or defined therein.  Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time.  Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

“Accounts” shall mean, collectively, the Collection Account, the Operating Account and any Deposit Accounts.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Agent.

“Advance” shall mean any borrowing under and advance of the Loan, including, but not limited to, the advance of the Term Loan and any Protective Advance.  Any amounts paid by Agent on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Agreement.

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting Equity Interests, securities or other equity or ownership interests of such Person.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agent” shall mean The Bank of New York Mellon in its capacity as administrative and/or collateral agent under any of the Loan Documents, or any successor agent.

“Agent Fee Letter” shall mean that certain Fee Schedule, dated as of [December 28, 2010] by and between the Borrower and The Bank of New York Mellon, as the same may be amended or otherwise modified in accordance with the terms hereof and thereof.

“Agent’s Office” shall mean the Agent’s address and, as appropriate, account as set forth on the signature pages hereto or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Amortization Payment” shall have the meaning assigned to it in Section 2.4(a)(vii) hereof.

“Applicable Law” shall mean any and all federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements of any and every conceivable type applicable to the Loan, the Loan Documents, Borrower, Merger Subsidiary, CPEX or the Collateral or any portion thereof.

“Applicable Rate” shall mean the interest rates applicable from time to time under this Agreement.

“Approved Fund” shall mean any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or Affiliate of an entity that administers or manages a Lender.

“Arrangement Fee” shall have the meaning assigned to it in Section 3.3.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” shall mean an assignment entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.2(b)), and accepted by the Agent, substantially in the form of Exhibit E or any other form approved by the Agent.

“Athyrium Persons” means NB Athyrium, LLC, Columbia NB Crossroads Fund LP, NB PEP Investments I LP (Incorporated), and NB Crossroads 2010 – SS Holdings LP.

“Available Amounts” shall mean, as of any Payment Date, the sum of all available funds in the Collection Account representing Royalty Payments and any other proceeds of Collateral, and including any interest earned on the Interest Reserve for so long as the Term Loan is outstanding.

“AUXL” shall mean Auxilium Pharmaceuticals, Inc., a Delaware corporation.

“Average Daily Balance” shall have the meaning assigned to it in Section 2.2(b) hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended from time to time.

“Black Horse” shall mean Black Horse Capital LP, a Delaware limited partnership, Black Horse Capital Management LLC, a Delaware limited liability company, Black Horse Capital Master Fund Ltd., a Cayman Islands exempted company, any other investment fund that invests primarily in equity securities that is managed or controlled by any one or more of the foregoing entities listed above and any Subsidiary or Affiliate of any of the foregoing entities, Subsidiaries or Affiliates listed above; provided, that, “Black Horse” shall not include any portfolio company of any such entity listed above or any company controlled by a portfolio company of any such entity listed above.

“Borrower” shall have the meaning assigned to it in the introductory paragraph hereof.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which (a) commercial banks in New York City are authorized or required by law to remain closed or (b) banks are not open for dealings in dollar deposits in the London interbank market.

“Calculated Rate” shall have the meaning assigned to it in Section 2.2(a) hereof.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.4 by any lending office of such Lender or by such holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.

“Change” shall mean any change, event, circumstance, development or effect.

“Change of Control” shall mean, on and after the Closing Date, the occurrence of any of the following:

(i)           CPEX at any time for any reason ceases to own one hundred percent (100%) of the issued and outstanding Equity Interests of Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares, interests or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Lenders; or

(ii)           any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or operating agreement or trust agreement of Borrower or in any document governing indebtedness of Borrower (other than any Loan Document) in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof; or

(iii)           any Person other than CPEX shall serve as manager or shall have the right to elect the managers or board of directors of Borrower.

“Charter and Good Standing Documents” shall mean, for the applicable Person, (i) a copy of the certificate of incorporation, certificate of formation, statutory certificate of trust or other applicable charter document certified as of a date not more than fifteen (15) Business Days before the Execution Date or Closing Date, as applicable, by the applicable Governmental Authority of the jurisdiction of incorporation of such Person, (ii) a copy of the bylaws, operating agreement, trust agreement or other applicable organizational document certified as of the Execution Date or Closing Date, as applicable, by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date not more than fifteen (15) Business Days before the Execution Date or Closing Date, as applicable, issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Person and of every other jurisdiction in which such Person has an office or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors (or other applicable governing body) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person, as applicable, is a party, certified by an authorized officer of such Person as of the Execution Date or Closing Date, as applicable.

“Claims” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, litigation, proceedings, investigations, judgments, suits, fees, costs, expenses, charges, advances and disbursements of any kind (including, without limitation, fees, costs, expenses and charges of counsel (including any in-house counsel)).

“Closing” shall mean the satisfaction, or written waiver by Agent and Lenders of all of the conditions precedent set forth in Section 4.2 of this Agreement, which conditions must be satisfied (or waived) as set forth in Section 4.2 prior to the funding of the Term Loan.

“Closing Date” shall mean the date of the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Collateral” shall mean, collectively and each individually, all collateral and/or security granted and/or securities pledged, in each case, to Agent for the benefit of itself and the Lenders, by Borrower and/or CPEX pursuant to the Loan Documents including, without limitation, the items set forth in the Pledge Agreement and the Security Agreement.

“Collateral Assignment of Contribution Agreement” shall mean that certain Collateral Assignment of Contribution Agreement in the form of Exhibit D, dated as of the Closing Date, executed by Borrower in favor of Agent, and acknowledged by CPEX, as the same may be amended, restated or modified from time to time in accordance with the terms of this Agreement.

“Collateral Assignment of License Agreement” shall mean that certain Collateral Assignment of License Agreement in the form of Exhibit C, dated as of the Closing Date, executed by Borrower in favor of Agent, and acknowledged by AUXL, as the same may be amended, restated or modified from time to time in accordance with the terms of this Agreement.

“Collection Account” shall mean that certain deposit account at The Bank of New York Mellon (or such other financial institution as may be approved by the Requisite Lenders prior to the Closing Date) held in the name of Agent, with the account number approved at Closing and set forth on Schedule B hereto.

“Collection Account Agreement” shall mean that certain deposit account control agreement by and among Agent, Borrower and Collection Account Bank dated on or about the Closing Date, which grants Agent a first priority security interest in the Collection Account and all items of payment, instruments, funds and sums contained therein and which gives Agent the exclusive right to direct the disposition of funds contained in the Collection Account, in accordance with the terms of this Agreement, as the same may be amended, modified, supplemented, restated, replaced or renewed in accordance with the terms of this Agreement.

“Collection Account Bank” shall mean The Bank of New York Mellon (or such other financial institution as may be approved by the Requisite Lenders prior to the Closing Date) and any successor collection account bank.

“Commitment” shall mean, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.1, in the principal amount set forth opposite such Lender’s name on Schedule 2.1.  The aggregate principal amount of the Commitments of all of the Lenders is SIXTY-FOUR MILLION and No/100 DOLLARS ($64,000,000.00).

“Confidential Information” means all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to all tangible or intangible information, whether written, oral or in any electronic, visual or other medium, that is the subject of efforts reasonable under the circumstances to maintain its secrecy.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contribution Agreement” shall mean that certain Contribution Agreement by and between Newco, Merger Sub and Borrower and acknowledged by CPEX on the Closing Date immediately following consummation of the Merger, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing in accordance with the terms of this Agreement.

“Copyright License” means any agreement, whether written or oral, providing for the grant by or to Borrower of any right under any Copyright.

“Copyrights” shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) all proprietary rights afforded Works pursuant to Title 17 of the United States Code, including, without limitations, all rights in mask works, copyrights and original designs, and all proprietary rights afforded such Works by other countries for the full term thereof (and including all rights accruing by virtue of bilateral or international treaties and conventions thereto), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations thereof now or hereafter provided for by law and all rights to make applications for registrations and recordations, regardless of the medium of fixation or means of expression; and (ii) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States of America, any State thereof, any political subdivision thereof or in any other country for the full term thereof (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), whether registered or unregistered, including, but not limited to, all applications for registration, renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by Law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression.

“CPEX” shall mean CPEX Pharmaceuticals, Inc., a Delaware corporation.

“CPEX Agreement” shall mean that certain Agreement in the form attached hereto as Exhibit G, dated as of the Closing Date, executed by CPEX in favor of the Agent, for the benefit of the Lenders, as the same may be amended, modified or restated from time to time in accordance with the terms of this Agreement.

“Debtor Relief Laws” shall mean, collectively, the Bankruptcy Code and all other United States of America or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time, if any, or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.2 hereof.

“Deposit Account” shall mean, individually and collectively, any bank or other depository accounts of Borrower (or if referring to another Person, such other Person’s bank or other depository accounts).

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domain Names” means all domain names and URL’s owned by Borrower or acquired by Borrower via assignment, purchase or otherwise and/or all domain names that Borrower has or obtains the right to use, operate, manage or control pursuant to a license from another Person, whether on an exclusive or nonexclusive basis, including, without limitation, the registrations, applications and licenses listed on Schedule 5.16 hereto, along with any and all renewals and extensions thereof.

“Drug Applications” means all applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute a Product, including, without limitation, all Investigational New Drug Filings and New Drug Applications filed with the Food and Drug Administration, and all authorizations issuing from a Governmental Authority based upon or as a result of such applications and requests, which are owned by Borrower, acquired by Borrower via assignment, purchase or otherwise or that Borrower is licensed, authorized or otherwise granted rights under or to.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 12.2(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 12.2(b)(ii)).

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“Equity Investors” shall mean (a) Footstar Corporation and any other investment fund that invests primarily in equity securities that is managed or controlled by Footstar Corporation, (b) Cheval Holdings, Ltd. and any other investment fund that invests primarily in equity securities that is managed or controlled by Cheval Holdings, Ltd., (c) any other Person who on or after the Execution Date becomes the owner of any Equity Interests of CPEX and/or the Borrower and (d) any Subsidiary or Affiliate of any Person described in (a), (b) and/or (c) of this definition of “Equity Investors”; provided, that, “Equity Investors” shall not include any portfolio company of any such entity listed above or any company controlled by a portfolio company of any such entity listed above.  Each Equity Investor as of the Execution Date will be denominated as such on the signature pages hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Execution Date” means January 3, 2011.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“Fee Letter” shall mean that certain letter agreement, dated as of the Execution Date among the Borrower, Footstar Corporation, Cheval Holdings, Ltd. and Black Horse Capital Management LLC, on the one hand, and certain Athyrium Persons, on the other hand, as the same may be amended or otherwise modified in accordance with the terms of this Agreement.

 “GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States of America or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable and (d) any Contingent Obligations.

“Indemnified Persons” shall have the meaning assigned to it in Section 12.4 hereof.

“Investment Property” shall have the meaning assigned to it in the UCC.

“IP Rights” means, collectively, all Copyrights, all Domain Names, all Patents, all Proprietary Databases, all Proprietary Software, all Trademarks, all Trade Secrets, all Websites, and all Other Intellectual Property owned and/or used by the Borrower and all Copyright Licenses, all Patent Licenses and all Trademark Licenses, and all Website Agreements.

“Lender” and “Lenders” shall have the meanings assigned to them in the introductory paragraph hereof.

“Lenders’ Withdrawal Date” shall mean the earliest to occur of (a) May 31, 2011, if Closing has not occurred on or prior to May 31, 2011, (b) the date that Merger Subsidiary declares or otherwise indicates that it is prepared to declare a “Seller Material Adverse Effect” (as defined in the Merger Agreement, without giving effect to any amendment to such definition after the Execution Date not approved in writing by the Requisite Lenders), as determined by the Agent and the Requisite Lenders in their sole discretion, (c) the date that (i) Borrower or any of its Affiliates (collectively, the “Borrower Parties”) consummates the Merger without using the proceeds of the Term Loan to finance the Merger, notwithstanding a willingness on the part of the Agent and the Lenders to consummate Closing, or (ii) any Equity Investor, Black Horse or any one or more Borrower Parties consummates any similar transaction in which any Equity Investor, Black Horse or any Borrower Party acquires, directly or indirectly, all or any substantial portion of the stock or assets of CPEX or the Borrower or the Royalty Rights without using the proceeds of the Term Loan to finance such similar transaction.

“Lending Office” shall mean the office or offices of any Lender set forth opposite its name on the signature page hereto, as updated from time to time.

“LIBOR Rate” shall mean a rate per annum rounded upwards, if necessary, to the nearest 1/1000 of 1% (3 decimal places).  The LIBOR Rate is equal to the rate of interest which is identified and normally published by Bloomberg Professional Service page USD-LIBOR-BBA (BBAM) as the offered rate for loans in Dollars for a three (3) month period.  The rate is set by the British Bankers Association as of 11:00 a.m. (London time) as adjusted on a daily basis and effective on the second full Business Day after each such day (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).  If Bloomberg Professional Service (or another nationally-recognized rate reporting source acceptable to Agent) no longer reports the LIBOR Rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London interbank market or if such index no longer exists or if page USD-LIBOR-BBA (BBAM) no longer exists or accurately reflects the rate available to Agent in the London interbank market, the LIBOR Rate shall be a rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such three (3) month period in same day funds in the approximate amount of the LIBOR Rate-based Loan then being made, continued or converted and with a term equivalent to such period would be offered by Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such three (3) month period.  For purposes hereof, the term “London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.  Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than one percent (1.0%) per annum at any time.

“License Agreement(s)” shall mean, individually or collectively, (i) that certain License Agreement, dated as of May 31, 2000, between CPEX (as successor-in-interest to Bentley Pharmaceuticals, Inc.), and AUXL (as successor-in-interest to Auxilium A(2), Inc.), as the same has been amended by that certain Amendment No. 1, dated October 31, 2000, as further amended by that certain Amendment No. 2, dated May 31, 2001, as further amended by that certain Amendment No. 3, dated September 6, 2002 and as further amended by that certain Amendment No. 4, dated March 25, 2004 (the “2000 License Agreement”), (ii) that certain License Agreement dated as of May 31, 2001, between CPEX (as successor-in-interest to Bentley Pharmaceuticals, Inc.) and AUXL (as successor-in-interest to Auxilium A2, Inc.), as the same has been amended by that certain Amendment No. 1, dated September 6, 2002 (the “2001 License Agreement”), (iii) any other agreements entered into in connection therewith (the “Other Initial License Agreements”) and together with the 2000 License Agreement and the 2001 License Agreement, collectively, the “Initial License Agreement”), in each case, as the same may be amended, modified or restated from time to time in accordance with the terms hereof and thereof and (iv) any replacement of the Initial License Agreement permitted to be entered into under clause (h) of Article VIII of this Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof and thereof (a “Replacement License Agreement”).

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, or pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” shall have the meaning assigned such term in Section 2.1(a)(i) hereof.

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Agent Fee Letter, the Fee Letter, the CPEX Agreement, the Contribution Agreement, the Security Documents and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Material Adverse Effect” or “Material Adverse Change” shall mean:

(a) prior to the Closing and consummation of the Merger, any Change that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Material Adverse Effect or Material Adverse Change, as the case may be, has or would reasonably be expected to have a material adverse effect on:

(i)           (x) the legality, validity or enforceability of any Loan Document, (y) the perfection or priority of any Lien granted to Agent or any Lender under any of the Security Documents or (z) the validity, enforceability or collectability of the Collateral;

(ii)           the value of any of the Collateral or the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Borrower;

(iii)          the ability of Borrower to perform any of the Obligations or its obligations, or to consummate the transactions, under the Loan Documents;

(iv)         the business, assets, liabilities, condition (financial or other) or results of operations of Borrower, Merger Subsidiary or CPEX, taken as a whole;

(v)          the validity of U.S. Patent No. 7,320,968;

(vi)         the contractual rights of the Licensor (as defined in the Initial License Agreement) under the Initial License Agreement;

(vii)        the U.S. Food and Drug Agency withdraws its approval to market Testim; or

(viii)       the termination of the Initial License Agreement by AUXL;

provided, however, that none of the following (to the extent arising after the Execution Date) shall be deemed to be or constitute a Material Adverse Effect for purposes of this clause (a) of this definition, or taken into account when determining whether a Material Adverse Effect has occurred or would occur for purposes of this clause (a) of this definition:

(I)           any Change to the extent resulting from general economic conditions in the United States or any other country or region in the world (in each case other than Changes that affect Borrower or CPEX and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(II)          any Change to the extent resulting from conditions in the industries in which Borrower or CPEX conducts business (the “Seller’s Industry”) (in each case other than Changes that affect CPEX and the Borrower, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(III)         any Change to the extent resulting from acts of war, sabotage or terrorism in the United States or any other country or region in the world (in each case other than Changes that affect Borrower or CPEX, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(IV)         any Change to the extent resulting from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement;

(V)          any Change to the extent resulting from any actions taken by the Borrower, or failure by the Borrower to take action, in each case to which the Requisite Lenders have consented in writing;

(VI)         any Change to the extent resulting from changes in law or other legal or regulatory conditions (in each case other than Changes that affect Borrower or CPEX and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(VII)       any Change to the extent resulting from changes in GAAP (in each case other than Changes that affect Borrower or CPEX and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to Seller’s Industry peers);

(VIII)      any Change to the extent resulting from changes in CPEX’s stock price or the trading volume of CPEX common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Material Adverse Effect);

(IX)        any Change to the extent resulting from any failure by Borrower or CPEX to meet any internal or public estimates, projections, budgets, forecasts or expectations of Seller’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); and

(X)          any Change to the extent resulting from the pendency or announcement of the Merger or the transactions contemplated by this Agreement, including the termination of relationships by customers, suppliers or any other Person having a contractual relationship with CPEX (other than AUXL) or the Borrower (other than AUXL) or the termination by employees of their employment with CPEX or the Borrower.

(b) after the Closing and consummation of the Merger, any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(i)           has had or reasonably could be expected to have a material adverse effect upon or change in (a) the legality, validity or enforceability of any Loan Document, (b) the perfection or priority of any Lien granted to Agent or any Lender under any of the Security Documents or (c) the validity, enforceability or collectability of the Collateral;

(ii)           has been or reasonably could be expected to be material and adverse to the value of any of the Collateral or to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of Borrower; or

(iii)         has materially impaired or reasonably could be expected to materially impair the ability of Borrower to perform any of the Obligations or its obligations, or to consummate the transactions, under the Loan Documents.

“Maturity Date” shall mean the earlier to occur of (i) the Patent Expiration Date or (ii) January 3, 2026.

“Maximum Loan Amount” shall have the meaning assigned to such term in the Recitals hereof.

“Maximum Rate” shall mean the highest lawful and non-usurious rate of interest applicable to the Loan, that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Loan and the Obligations under the laws of the United States of America and the laws of such states as may be applicable thereto, that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum nonusurious and lawful interest rate than would any Applicable Laws now allow.

“Merger” shall mean the consummation of the “Merger” as defined in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of the Execution Date, among CPEX, Merger Subsidiary and NewCo, together with all exhibits and schedules thereto, as the same may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Merger Documents” means the Merger Agreement and all other agreements, instruments and documents executed and delivered in connection with the Merger Agreement, in each case as the same may be amended, modified or restated from time to time in accordance with the terms hereof and thereof.

“Merger Subsidiary” shall have the meaning assigned to it in the Recitals to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Newco” shall mean FCB I Holdings Corp., Inc., a Delaware corporation.

“Non-Funding Lender” shall have the meaning assigned to it in Section 13.7.

“Note” shall have the meaning specified in Section 2.1(b).

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent and Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to this Agreement, any Notes and/or the Loan, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or a Lender on behalf of or for the benefit of Borrower for any reason at any time, and including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Operating Account” shall mean that certain deposit account at Operating Account Bank held in the name of Borrower, with the account number approved at Closing and set forth on Schedule B hereto.

“Operating Account Agreement” shall mean that certain deposit account control agreement by and among Agent, Borrower and Operating Account Bank dated as of the Closing Date, in form and substance acceptable to Agent, which grants Agent a first priority security interest in the Operating Account and all items of payment, instruments, funds and sums contained therein, as the same may be amended, modified, supplemented, restated, replaced or renewed in writing from time to time in accordance with the terms of this Agreement.

“Operating Account Bank” shall mean The Bank of New York Mellon (or such other financial institution as may be approved by the Requisite Lenders prior to the Closing Date) and any successor operating account bank.

“Other Intellectual Property” means all worldwide intellectual property rights, proprietary rights and common-law rights, whether registered or unregistered, not otherwise included in Confidential Information, Copyrights, Copyright Licenses, Domain Names, Drug Applications, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Website Agreements, including, without limitation, all rights to and under all new and useful algorithms, art, concepts, data (including all clinical data, whether or not contained in a Drug Application), databases, designs, discoveries, inventions, know how, methods, processes, protocols, show how, software, specifications, techniques, technology, trade dress, and all improvements thereof and thereto.

“Other Lender” shall have the meaning assigned to it in Section 13.7.

“Participant” shall have the meaning assigned to it in Section 12.2 hereof.

“Patent Expiration Date” shall mean the date on which all or any material portion, as determined by the Requisite Lenders in their sole discretion, of the Patents associated with the Product expire.

“Patent License” means any agreement, whether written or oral, providing for the grant by or to Borrower of any right under any Patent.

“Patents” shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, any political subdivision thereof or in any other country; and (ii) all reissues, reexaminations, extensions, renewals, divisions, continuations (including continuations-in-part and continuing prosecution applications) of any of the foregoing, for the full term thereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001), as amended.

“Payment Date” shall mean the earlier of (a) five (5) Business Days after Borrower’s receipt of the Royalty Payments or (b) the fifteenth (15th) day of January, April, July and October, or if such day is not a Business Day, on the next succeeding Business Day, commencing April 15, 2011, provided that, notwithstanding anything to the contrary herein, no Amortization Payment shall be due until the first Payment Date occurring after the end of the first full fiscal quarter following the Closing Date.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Liens” shall have the meaning assigned to it in Section 7.2.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Closing Date, executed upon Closing by CPEX in favor of Agent, for the benefit of the Lenders in such form and substance satisfactory to the Lenders, as the same may be modified, amended or restated from time to time in accordance with the terms of this Agreement.

“Pro Rata Share” shall mean, with respect to any Lender as to all Lenders on any date of determination, the percentage obtained by dividing (i) the aggregate amount of all Advances made by such Lender that remain outstanding by (ii) the aggregate amount of all the Advances outstanding, as such percentage may be adjusted by assignments as permitted hereunder.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Product” shall mean Testim or any other gel for testosterone replacement therapy or dihydrotestosterone therapy subject to a License Agreement.

“Proprietary Databases” means any proprietary database owned, licensed or otherwise used by Borrower (or if referring to another Person, by such other Person) and all associated data.

“Proprietary Software” means any proprietary software owned, license or otherwise used by by Borrower (or if referring to another Person, by such other Person) other than any software that is generally commercially available, including without limitation, the object code and source code forms of such software and all associated documentation.

“Protective Advance” shall have the meaning assigned to it Section 2.7(b).

“Receipt” shall have the meaning assigned to it in Section 12.5.

“Register” shall have the meaning assigned to it in Section 12.2 hereof.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” shall mean at any time Lenders then holding in the aggregate more than fifty percent (50%) of (a) from the Execution Date to the Closing Date, the unfunded Commitments or (b) upon the funding of the Term Loan on the Closing Date, the outstanding Loan; provided, however, at any time “Requisite Lenders” shall include at least two (2) Lenders that are not Affiliates.  The unfunded Commitments of, and the aggregate amount of the outstanding Loan held or deemed held by any Equity Investor shall be excluded for purposes of making a determination of Requisite Lenders.  The unfunded Commitments of, and the aggregate amount of the outstanding Loan held or deemed held by Black Horse shall be excluded for purposes of making a determination of Requisite Lenders.

“Responsible Officer” shall mean the president, vice president or secretary of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of Borrower, or any other officer having substantially the same authority and responsibility, and in all cases such person shall be listed on an incumbency certificate delivered to Agent, in form and substance reasonably acceptable to Agent.

“Royalty Payments” shall mean all royalty payments and all other payments of any nature required to be made by AUXL (or any other Person party to a Replacement License Agreement from time to time) pursuant to the License Agreement.

“Royalty Rights” shall mean certain assets to be transferred, conveyed, assigned, contributed and granted by CPEX to Borrower pursuant to the Contribution Agreement, which shall consist of (x) all of CPEX’s right, title and interest in, to and under the Initial License Agreement; including without limitation all of CPEX’s rights (i) to receive the Royalty Payments, (ii) to receive Royalty Statements, (iii) to make indemnification claims against AUXL pursuant to the Initial License Agreement and (iv) to the proceeds of and the rights to enforce each of the foregoing and (y) any rights similar to those described in clause (x) above under any Replacement License Agreement entered into by Borrower following the termination of the Initial License Agreement.

“Royalty Schedule” shall have the meaning set forth in Section 2.4(a) hereof.

“Royalty Statement” shall mean a quarterly statement, in form and substance reasonably acceptable to the Requisite Lenders, delivered by AUXL (or any other Person party to a Replacement License Agreement from time to time) to Borrower setting forth details regarding the calculation of the Royalty Payment due under the License Agreement for such reported period.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Security Agreement” shall mean that certain Security Agreement, dated as of the Execution Date, executed by Borrower in favor of Agent, for the benefit of the Lenders, as the same may be amended, modified or restated from time to time in accordance with the terms of this Agreement.

“Security Documents” shall mean this Agreement, the Security Agreement, UCC financing statements, the Collection Account Agreement, the Pledge Agreement, the Operating Account Agreement, any other blocked account agreement or account control agreement, the Collateral Assignment of License Agreement, the Collateral Assignment of Contribution Agreement and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

“Settlement Date” shall have the meaning assigned to it in Section 13.5(a)(ii).

“Solvency Opinion” shall have the meaning assigned to it in Section 4.2(i) hereof.

“Subsidiary” shall mean, as to any Person, any other Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such Person or one or more of its Subsidiaries.

“Taxes” shall have the meaning assigned to it in Section 13.8(a) hereof.

“Term Loan” shall have the meaning assigned to it in Section 2.1(a) hereof in an aggregate principal amount equal to SIXTY-FOUR MILLION and No/100 DOLLARS ($64,000,000.00).

“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.

“Trademark License” means any agreement, written or oral, providing for the grant by or to Borrower of any right to use a Trademark.

“Trademarks” shall mean all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to:  (i) business names, company names, corporate names, fictitious business names, logos, service marks, trademarks, trade names, trade styles, other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, whether statutory or common-law, all applications, registrations and recordings for or relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof, any political subdivision thereof or in any other country for the full term and all renewals thereof; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.

“Trade Secrets” means all of Borrower’s (or if referring to another Person, such other Person’s) now existing or hereafter acquired right, title, and interest in and to any data or information that is not commonly known by or available to the public and which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

 “True Contribution and Non-Consolidation Opinion” shall have the meaning assigned to such term in Section 4.1(d) hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Website Agreements” means all agreements between Borrower (or if referring to another Person, such other Person) and any other Person pursuant to which such Person provides any services relating to the hosting, design, operation, management or maintenance of any Website, including without limitation, all agreements with any Person providing website hosting, database management or maintenance or disaster recovery services to any Borrower and all agreements with any domain name registrar, as all such agreements may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Websites” means all websites owned by Borrower (or if referring to another Person, such other Person) or acquired by Borrower (or if referring to another Person, such other Person) via assignment, purchase or otherwise and/or all websites that Borrower (or if referring to another Person, such other Person) shall have or shall obtain the right to use, operate, manage or control pursuant to a license from another Person, whether on an exclusive or nonexclusive basis, including, without limitation, all content, elements, data, information, materials, hypertext markup language (HTML), software and code, works of authorship, textual works, visual works, aural works, audiovisual works and functionality embodied in, published or available through each such website.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

II           LOAN, PAYMENTS, INTEREST AND COLLATERAL

2.1           The Loan

(a)           Term Loan.

(i)           Subject to the provisions of this Agreement, each Lender severally agrees to make its portion of a term loan on the Closing Date in a maximum principal amount not to exceed such Lender’s Commitment, to fund the Merger in exchange for the contribution of certain assets of CPEX to Borrower on the Closing Date pursuant to the Contribution Agreement, the Borrower’s agreement to pay fees and expenses on and after the Execution Date and the payments to Agent and Lenders in accordance with this Agreement (the “Term Loan”, and together with any Protective Advances or other Advances by Agent or Lenders pursuant to the terms hereof, and all Obligations related thereto, collectively referred to herein as the “Loan”).  The Term Loan is not a revolving credit facility and therefore, may not be drawn, repaid and redrawn.  Any payments of principal on the Loan shall be applied to permanently reduce the Loan in accordance with, and in the order of, Section 2.4.  Once repaid, no portion of the Loan may be re-borrowed.

(ii)           The Borrower’s borrowing of the Term Loan shall be made upon the Borrower’s irrevocable notice to the Agent.  Such notice must be received by the Agent no fewer than three (3) Business Days prior to the Closing Date.  Following receipt of such notice, the Agent shall promptly notify each Lender of the details thereof and specify such Lender’s Commitment amount.

(iii)         Contemporaneously with the Closing, an amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) shall be contributed to the Borrower (the “Interest Reserve Amount”) pursuant to the terms of the Contribution Agreement.  The Borrower shall pay the Interest Reserve Amount to the Agent to be held in escrow by the Agent, for the benefit of the Lenders (the “Interest Reserve”).  Provided that Borrower shall have provided Agent with an investment directive letter and such other documents as are required by Agent and the Collection Account Bank with respect to such interest bearing deposit account, Agent shall hold the Interest Reserve Amount in an interest bearing deposit account at Collection Account Bank, such account to be in the name of Agent and to be used in accordance with this Section 2.1(a)(iii).  TO THE EXTENT THAT THE AVAILABLE AMOUNTS ON ANY PAYMENT DATE ARE INSUFFICIENT TO PAY THE AMOUNTS SET FORTH IN SECTIONS 2.4(a)(i) THROUGH (iv) OR SECTIONS 2.4(b)(i) THROUGH (iv) AS APPLICABLE, BORROWER HEREBY DIRECTS AGENT TO DISBURSE AND APPLY FUNDS FROM THE INTEREST RESERVE TO LENDERS TO PAY ALL OR ANY PORTION OF ANY ACCRUED AND UNPAID INTEREST DUE AND OWING ON SUCH PAYMENT DATE SUBJECT TO THE TERMS HEREIN STATED.  Notwithstanding and without limiting or being limited by any other provision of this Agreement, upon the occurrence and continuation of an Event of Default, the Requisite Lenders shall have the right in their sole discretion to use all or any portion of the Interest Reserve Amount to pay any amount or Obligation hereunder and/or under the Loan, any Note or Loan Documents, to be applied at such time and in such manner and order as the Requisite Lenders shall decide in their sole discretion.  The Interest Reserve shall in no way waive or otherwise modify any of Borrower’s obligations hereunder, under any Note, or any other Loan Document, including, without limitation, the obligation to make quarterly interest payments.

(b)           Notes.  The credit extensions made by each Lender hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the credit extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note (a “Note”), which shall evidence such Lender’s credit extensions in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(c)           Payment of the Loan.  All amounts outstanding under the Loan and all other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

2.2           Interest on the Loan

(a)           The Borrower agrees to pay interest in respect of the outstanding principal amount of the Loan quarterly in arrears, to Agent for the account of Lenders, from the date the proceeds thereof are made available to Borrower until paid, at a rate per annum equal to the lesser of (i) (A) the LIBOR Rate plus (B) sixteen percent (16.0%) (such rate, the “Calculated Rate”) and (ii) the Maximum Rate.  The first payment of accrued interest shall be made on the first Payment Date.  All payments of accrued interest thereafter shall be made on each Payment Date for the three (3) month period immediately preceding each such Payment Date in accordance with Section 2.4.  If Lenders are prevented from charging or collecting interest at the Calculated Rate, then the interest rate shall continue to be the Maximum Rate until such time as Lenders have charged and collected the full amount of interest that would be chargeable and collectable if interest at the Calculated Rate had always been lawfully chargeable and collectible.

(b)           Whenever the LIBOR Rate is increased or decreased, the Applicable Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the LIBOR Rate, on the day of such change.  The quarterly interest due on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance of the Obligations outstanding since the previous Payment Date (the “Average Daily Balance”).

2.3           Loan Collections; Repayment

(a)           Until all Obligations have been paid in full and this Agreement has been terminated, Borrower shall direct AUXL (or any other Person party to a Replacement License Agreement from time to time), in writing, to disperse all Royalty Payments directly to the Collection Account.  Borrower shall ensure that all other proceeds of Collateral, from whatever source, whether received by Borrower or its Affiliate, shall be automatically directed to the Collection Account within two (2) Business Day of receipt (in the form so received), and Borrower shall receive all such proceeds in trust for the sole and exclusive benefit of Agent to be applied and disbursed by Agent in accordance with the terms hereof.

(b)           Agent shall have the right to notify AUXL (or any other Person party to a Replacement License Agreement from time to time), to deposit all Royalty Payments in the Collection Account or any other deposit account established by Agent from time to time.

2.4           Promise to Pay; Manner of Payment

(a)           On each Payment Date, if (x) the Royalty Payments received during the prior calendar quarter are equal to or greater than the amount set forth in Schedule 2.4 hereto (the “Royalty Schedule”) corresponding to such calendar quarter, and (y) no Default or Event of Default then exists, payments shall be made from the Collection Account in the following order of priority and to the extent of the Available Amounts:

(i)           (A) to Agent, an amount equal to fees, indemnities, expenses and other amounts (including without limitation fees, charges and disbursements of counsel to the Agent and amounts payable under Article III and Article XIII and Sections 12.4 and 12.7) and then (B) to Borrower, an amount certified to by a Responsible Officer of the Borrower in written documentation in form and substance reasonably satisfactory to the Requisite Lenders, necessary to reimburse any operating and administrative costs and expenses of Borrower, including without limitation such costs related to the maintenance, insurance and preservation of the Collateral consisting of Intellectual Property, provided, however, that under no circumstances shall the sums paid by Agent pursuant to this clause (i)(B) and clause (i)(B) of Section 2.4(b) exceed $100,000 in the aggregate during any calendar year;

(ii)           to Collection Account Bank, any fees required to be paid with respect to the Collection Account that Borrower has failed to pay pursuant to the terms of the Collection Account Agreement;

(iii)          to Operating Account Bank, any fees required to be paid with respect to the Operating Account that Borrower has failed to pay pursuant to the terms of the Operating Account Agreement;

(iv)         to Agent, first, an amount equal to any Protective Advances, together with all interest owed with respect to such Protective Advances and second, any fees, expenses and indemnities owed to Agent or any Lender pursuant to the terms of the Loan Documents, in each case, to the extent not previously reimbursed or paid;

(v)           if, on such Payment Date, the amount in the Interest Reserve is less than the Interest Reserve Amount, to Agent, for the benefit of Lenders, any amount equal to such shortfall to replenish the Interest Reserve;

(vi)         to Agent, for the benefit of Lenders, all accrued and unpaid interest relating to the Obligations as of such Payment Date; provided that if such Payment Date is prior to the fifteenth (15th) day of January, April, July and October, as applicable, or if such day is not a Business Day, on the next succeeding Business Day, the amount to be paid under this Section 2.4(a)(vi) shall include the amount of interest that would have accrued had such Payment Date occurred on the fifteenth (15th) day of January, April, July and October, as applicable, or if such day is not a Business Day, on the next succeeding Business Day;

(vii)        to Agent, for the benefit of Lenders, an amount equal to sixty-five percent (65%) of the remaining Available Amounts following the payments of the amounts described in clauses (i) through (vi) above to pay the unpaid principal balance of the Term Loan (together with any payments pursuant to Section 2.4(b)(vii) referred to herein, in each case, as an “Amortization Payment”); and

(viii)       to the Operating Account, for the benefit of Borrower, any remaining Available Amounts.

(b)           (x) On each Payment Date, if (A) the Royalty Payments received during the prior calendar quarter are less than the amount set forth in the Royalty Schedule corresponding to such calendar quarter or (B) a Default or Event of Default is continuing and none of the Obligations have, as a consequence thereof become, or been declared to be due and payable, by acceleration or otherwise in accordance with the final paragraph of Article VIII, and (y) on the Termination Date, in each case, payments shall be made from the Collection Account in the following order of priority and to the extent of the Available Amounts:

(i)           (A) to Agent, an amount equal to fees, indemnities, expenses and other amounts (including without limitation fees, charges and disbursements of counsel to the Agent and amounts payable under Article III and Article XIII and Sections 12.4 and 12.7) and then (B) to Borrower, an amount certified to by a Responsible Officer of the Borrower in written documentation in form and substance reasonably satisfactory to the Requisite Lenders, necessary to reimburse any operating and administrative costs and expenses of Borrower, including without limitation such costs related to the maintenance, insurance and preservation of the Collateral consisting of Intellectual Property, provided, however, that under no circumstances shall the sums paid by Agent pursuant to this clause (i)(B) and clause (i)(B) of Section 2.4(a) exceed $100,000 in the aggregate during any calendar year;

(ii)           to Collection Account Bank, any fees required to be paid with respect to the Collection Account that Borrower has failed to pay pursuant to the terms of the Collection Account Agreement;

(iii)          to Operating Account Bank, any fees required to be paid with respect to the Operating Account that Borrower has failed to pay pursuant to the terms of the Operating Account Agreement;

(iv)         to Agent, first, an amount equal to any Protective Advances, together with all interest owed with respect to such Protective Advances and second, any fees, expenses and indemnities owed to Agent or any Lender pursuant to the terms of the Loan Documents, in each case, to the extent not previously reimbursed or paid;

(v)           if, on such Payment Date, the amount in the Interest Reserve is less than the Interest Reserve Amount, to Agent, for the benefit of Lenders, any amount equal to such shortfall to replenish the Interest Reserve;

(vi)         to Agent, for the benefit of Lenders, all accrued and unpaid interest relating to the Obligations as of such Payment Date; provided that if such Payment Date is prior to the fifteenth (15th) day of January, April, July and October, as applicable, or if such day is not a Business Day, on the next succeeding Business Day, the amount to be paid under this Section 2.4(b)(vi) shall include the amount of interest that would have accrued had such Payment Date occurred on the fifteenth (15th) day of January, April, July and October, as applicable, or if such day is not a Business Day, on the next succeeding Business Day;

(vii)        to the Agent, for the benefit of the Lenders, any remaining Available Amounts until such time as all Obligations are indefeasibly paid in full to (x) first, pay the unpaid principal balance of the Term Loan and (y) second, to be applied to the Obligations by the Agent in accordance with Section 9.2; provided however, that, this subsection (vii) shall not apply until the first Payment Date to occur after the first full fiscal quarter following the Closing Date; and

(viii)       to the Operating Account, for the benefit of Borrower, any remaining Available Amounts.

Agent shall promptly distribute to each Lender its Pro Rata Share (or applicable share as provided herein) of each payment under this Section 2.4 in like funds as received by wire transfer to such Lender at such Lender’s Lending Office.

(c)           In the event that amounts in the Collection Account on any Payment Date under Sections 2.4(a) or (b), as applicable, are insufficient for payment of the amounts set forth in Sections 2.4(a)(i)-(iv) or Sections 2.4(b)(i)-(iv), as applicable, Borrower shall pay to Agent an amount equal to the extent of such insufficiency within five (5) Business Days of request by Agent.

(d)           In the event that amounts distributed on any Payment Date under Sections 2.4(a) or (b), as applicable, are insufficient for payment of the amounts set forth in Section 2.4(a)(i)-(vi) or Section 2.4(b)(i)-(vi), as applicable, and there are insufficient funds in the Interest Reserve to pay such amounts on behalf of Borrower or Borrower otherwise fails to pay such amounts when due, any accrued and unpaid interest to be paid pursuant to and under Section 2.4(a)(vi) or Section 2.4(b)(vi) on such Payment Date shall be added to the unpaid principal balance of the Term Loan on such Payment Date and shall bear interest from such Payment Date at the Default Rate in accordance with this Agreement until the date on which such accrued and unpaid interest is paid.

(e)           Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable, hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Except as expressly provided for herein, Borrower hereby waives setoff, recoupment, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under this Agreement and any other Loan Document.

(f)           Notwithstanding any other provision of any Loan Document, no termination of financing under this Agreement shall affect Agent’s rights or any of the Obligations existing as of the Termination Date, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full.  The Liens granted to Agent under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of the Lenders thereunder shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash and this Agreement has been terminated.

2.5           Voluntary Prepayments

Subject to the terms of this Agreement and the payment of the applicable prepayment premium set forth in this Section 2.5, Borrower may, subsequent to the date that is eighteen (18) months after the Closing Date, prepay the Loan in whole or in part, subject to the limitations set forth herein.  Such permitted prepayments shall be known as a “Voluntary Prepayments”, and may be effected only by providing Agent with written notice (the “Prepayment Notice”).  The Prepayment Notice shall be provided to the Agent at least three (3) calendar days prior to the specific date upon which Borrower intends to make such Voluntary Prepayment, which date shall be known as the “Prepayment Date”.  Each such Voluntary Prepayment shall be in a minimum principal amount of Five Million and No/100 Dollars ($5,000,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) (or, if less, the entire principal amount thereof then outstanding) in excess thereof.  In connection with a Voluntary Prepayment whereby the Prepayment Date (a) is after the date that is eighteen (18) months after the Closing Date and is on or before the date that is twenty-four (24) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, on such Prepayment Date shall include as liquidated damages, not as a penalty, an amount equal to ten percent (10.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such Voluntary Prepayment, (b) is after the date that is twenty-four (24) months after the Closing Date and is on or before the date that is thirty-six (36) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, on such Prepayment Date shall include as liquidated damages, not as a penalty, an amount equal to eight percent (8.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such Voluntary Prepayment, (c) is after the date that is thirty-six (36) months after the Closing Date and is on or before the date that is forty-eight (48) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, on such Prepayment Date shall include as liquidated damages, not as a penalty, an amount equal to five percent (5.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such Voluntary Prepayment, and (d) is after the date that is forty-eight (48) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, on such Prepayment Date shall include as liquidated damages, not as a penalty, an amount equal to two percent (2.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such Voluntary Prepayment.  Notwithstanding any of the foregoing, prepayments of principal which arise from the application of the Available Amounts pursuant to Section 2.4 of this Agreement shall not be deemed Voluntary Prepayments under this Section 2.5.  For the avoidance of doubt, it is understood and agreed that the Borrower may not make any voluntary prepayment of the Loan, in whole or in part before the date that is the eighteen (18) month anniversary of the Closing Date.  Each prepayment pursuant to this Section 2.5 shall be accompanied by all accrued interest on the amount prepaid.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.  Agent shall promptly distribute to each Lender its Pro Rata Share (or applicable share as provided herein) of each payment under this Section 2.5 in like funds as received, by wire transfer to such Lender at such Lender’s Lending Office.

2.6           Mandatory Prepayments

In addition to and without limiting any provision of any Loan Document:

(a)           If a Change of Control occurs that has not been consented to in writing by the Requisite Lenders in accordance with Section 10.4 prior to the consummation thereof, on or prior to the first Business Day following the date of such Change of Control, Borrower shall immediately prepay the Loan and all other Obligations (other than, indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in full in cash together with accrued interest thereon to the date of such prepayment, any amounts owing under Section 2.6(c) and all other amounts owing to Agent and Lenders under the Loan Documents.

(b)           If Borrower, in any transaction or series of related transactions, without the prior written consent of the Requisite Lenders in accordance with Section 10.4, (i) sells any Collateral or other material assets or other properties, (ii) sells or issues any equity or debt securities, Equity Interests or other ownership interests or (iii) incurs any Indebtedness except for Indebtedness under the Loan Documents, then it shall deposit one hundred percent (100%) (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes), together with any amounts owing under Section 2.6(c), to the Collection Account (to be applied by the Agent in accordance with Section 2.4).

(c)           In connection with a prepayment pursuant to this Section 2.6 whereby the date of such prepayment (the “Mandatory Prepayment Date”) (i) is on or before the date that is twenty-four (24) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, or the amount to be contributed to the Collection Account, as the case may be, on such Mandatory Prepayment Date shall include as liquidated damages, not as a penalty, any amount equal to ten percent (10.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such prepayment or the amount to be transferred to the Collection Account, as the case may be, (ii) is subsequent to the date that is twenty-four (24) months after the Closing Date and is on or before the date that is thirty-six (36) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, or the amount to be contributed to the Collection Account, as the case may be, on such Prepayment Date shall include as liquidated damages, not as a penalty, any amount equal to eight percent (8.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such prepayment or the amount to be transferred to the Collection Account, as the case may be, (iii) is subsequent to the date that is thirty-six (36) months after the Closing Date and is on or before the date that is forty-eight (48) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, or the amount to be contributed to the Collection Account, as the case may be, on such Mandatory Prepayment Date shall include as liquidated damages, not as a penalty, an amount equal to five percent (5.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such prepayment or the amount to be contributed to the Collection Account, as the case may be, and (iv) is after the date that is forty-eight (48) months after the Closing Date, the Indebtedness owing and to be paid by Borrower to Agent, for the benefit of Lenders, or the amount to be contributed to the Collection Account, as the case may be, on such Mandatory Prepayment Date shall include as liquidated damages, not as a penalty, an amount equal to two percent (2.0%) multiplied by the amount of the principal balance of the Loan to be prepaid in connection with such prepayment or the amount to be contributed to the Collection Account, as the case may be.

Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.  Agent shall promptly distribute to each Lender its Pro Rata Share (or applicable share as provided herein) of each payment under this Section 2.6 in like funds as received by wire transfer to such Lender at such Lender’s Lending Office.

2.7           Payments by Agent; Protective Advances

(a)           Should any amount (other than accrued and unpaid interest) required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Lenders or Agent, at the direction of the Requisite Lenders and, provided that such funds are made available to the Agent or such Lenders, for the account of the Lenders, which payment shall be deemed a request for an Advance under the Loan as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations in accordance with Section 2.4 without necessity of any demand whether or not a Default or Event of Default has occurred or is continuing.  No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid indefeasibly in cash and this Agreement has been terminated.  Any such sums expended or amounts paid by Agent and/or Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance under the Loan and added to the Obligations.

(b)           Notwithstanding any provision of any Loan Document, Agent, at the direction of the Requisite Lenders and provided that such funds are made available to Agent, shall have the right, but not any obligation, at any time that Borrower fails to do so, and from time to time to: (i) upon three (3) Business Days’ prior notice, discharge (at the Borrower’s expense) taxes or Liens affecting any of the Collateral that have not been paid in violation of any Loan Document or that jeopardize the Agent’s Lien priority in the Collateral; provided that, the Requisite Lenders shall not direct Agent to discharge any such Lien constituting a Permitted Lien prior to the occurrence of a Default or during the continuance of an Event of Default; or (ii) upon three (3) Business Days’ prior notice (provided that no such prior notice shall be required following the occurrence of a Default and during the continuance of an Event of Default) make any other payment (at Borrower’s expense) for the administration, servicing, maintenance, preservation or protection of the Collateral (each such advance or payment set forth in clauses (i) and (ii), a “Protective Advance”).  Agent shall be reimbursed for all Protective Advances pursuant to Section 2.4 and any Protective Advances shall bear interest at the Default Rate from the date the Protective Advance is paid by Agent until it is repaid.  No Protective Advance or other Advance by Agent pursuant to this Section 2.7 shall be construed as a waiver by Agent or any Lender of any Default, Event of Default or any of the rights or remedies of Agent or any Lender.  The Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, with respect to payments, Advances, or Protective Advances pursuant to Section 2.7(a) or Section 2.7(b).

2.8           Collection Account

(a)           Collection Account.  Deposits made into the Collection Account shall be limited to Royalty Payments, other proceeds of Collateral and any amounts received pursuant to Section 2.6(b) hereof; provided, however, Agent shall not be responsible for determining the source of any Deposits.

(b)           Withdrawals.  Agent shall have the sole and exclusive right to withdraw or order a transfer of funds from the Collection Account, in all events in accordance with the terms and provisions of this Agreement.  On each Payment Date, amounts in the Collection Account shall be applied to make the payments and disbursements described in Section 2.4(a) or (b), as applicable.

(c)           Irrevocable Deposit.  Any deposit made into the Collection Account hereunder shall be irrevocable, and the amount of such deposit and any money, instruments, Investment Property or other property on deposit in, carried in or credited to the Collection Account hereunder and all interest thereon shall be held in trust by the Agent and applied solely as provided herein.

III           FEES AND OTHER CHARGES

3.1           Computation of Fees; Lawful Limits

All fees and interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days and for the actual number of days elapsed in each calculation period, as applicable.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under Applicable Law in excess of the Maximum Rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.2           Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate then in effect at such time with respect to the Obligations shall be increased by three percent (3.0%) per annum (but in no event shall such increase cause such Applicable Rate to exceed the Maximum Rate) (such increased rate, the “Default Rate”).  Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until such Default or Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.3           Fees

(a)           On the Closing Date, Borrower shall pay to Agent, for the benefit of PBS Capital Management, LLC, a Delaware limited liability company, a nonrefundable arrangement fee equal to $500,000, which shall be deemed fully earned and non-refundable on the Closing Date (the “Arrangement Fee”).

(b)           Borrower shall pay to Agent and the Lenders the fees specified in the Agent Fee Letter and the Fee Letter.

3.4           Increased Costs; Capital Adequacy; Compensation for Losses

(a)           If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), Borrower will pay to such Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company, as applicable, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company, as applicable, with respect to capital adequacy), then from time to time, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender’s or such Lender’s holding company, as applicable, for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in Sections 3.4(a) and (b), shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.4 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 3.4 for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (i) any payment or prepayment of any Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan; and (iii) any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained that results from an action or failure to take action by the Borrower.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

IV           CONDITIONS PRECEDENT

4.1           Conditions to Execution.

The obligation of the Agent and the Lenders to enter into this Agreement is subject to satisfaction of the following conditions precedent:

(a)           Receipt by the Agent of executed counterparts of this Agreement, the Security Agreement, the Fee Letter and the Agent Fee Letter, each duly executed by a Responsible Officer of the Borrower, Newco and/or Merger Subsidiary, as applicable, and each of the other parties thereto;

(b)           all in form and substance satisfactory to Agent and the Lenders, Agent and the Lenders shall have received (i) a report of UCC financing statements and applicable searches of the records of the US Patent and Trademark Office performed with respect to Borrower, Merger Subsidiary, CPEX and the Collateral in each jurisdiction determined by Agent and the Lenders, and such report shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any UCC financing statement) required by any Loan Document or under law or requested by the Lenders to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Lenders, a first priority and perfected security interest upon the Collateral and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c)           Agent and the Lenders shall have received (i) the Charter and Good Standing Documents of Newco, Borrower and Merger Subsidiary, all in form and substance acceptable to the Lenders, (ii) a certificate of the secretary or assistant secretary of Newco, Borrower and Merger Subsidiary in his or her capacity as such and not in his or her individual capacity dated as of the Execution Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Person in form and substance acceptable to Agent and the Lenders, (iii) resolutions of board of directors and/or managers of Borrower, Newco and Merger Subsidiary approving the execution, delivery and performance of the Loan Documents to which it is a party, in each case in form and substance acceptable to the Lenders, and (iii) a certificate executed by an authorized officer of Borrower in form and substance satisfactory to Agent and the Lenders, which shall constitute a representation and warranty by Borrower as of the Execution Date that the conditions contained in this Section 4.1 have been satisfied;

(d)           Agent and the Lenders shall have received (i) the written legal opinion of Borrower’s outside legal counsel regarding certain closing matters, and (ii) a form of legal true-contribution and non-consolidation opinion of Borrower’s outside legal counsel (the “Form of True Contribution and Non-Consolidation Opinion”) in the form attached hereto as Exhibit F, the executed version of which to be issued on the Closing Date (the “True Contribution and Non-Consolidation Opinion”);

(e)           The Lenders shall have completed their due diligence review of the Borrower, its assets and the transactions contemplated herein, the results of which shall be satisfactory in form and substance to the Lenders, including, without limitation, an examination of (i) projected Royalty Payments for such periods, (ii) valuations of Borrower and its assets, (iii) the terms and conditions of all obligations owed by Borrower deemed material by any Lender, the results of which shall be satisfactory in form and substance to the Lenders, (iv) background checks with respect to the managers, officers and owners of Borrower and Merger Subsidiary, and (v) the Collateral, the financial statements and the books, records, business, obligations, financial condition and operational state of Borrower; provided, Borrower shall have demonstrated to each Lender’s satisfaction, that (x) no operations of Borrower, CPEX or AUXL are the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by the Lenders, and (y) Borrower has no liabilities or obligations (whether contingent or otherwise) that are deemed material by the Lenders;

(f)           (i) Agent and the Lenders shall have received all fees, charges and expenses payable on or prior to the Execution Date pursuant to the Loan Documents (including, for the avoidance of doubt, fees due under the Fee Letter and fees due under the Agent Fee Letter) and (ii) all fees, charges and disbursements of counsel to the Athyrium Persons and counsel to the Agent shall have been paid;

(g)           all in form and substance satisfactory to Agent and the Lenders, Agent and the Lenders shall have received such consents, approvals and agreements from such third parties as Agent, the Lenders and their counsel shall determine are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) agreements, documents or instruments to which Borrower is a party or by which Borrower’s properties or assets are bound or subject;

(h)           all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower) shall be satisfactory to Agent and the Lenders in their sole discretion;

(i)           Receipt by the Agent and the Lenders of a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Agent and the Lenders certifying that as of the Execution Date (i) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations of Borrower, if any, under any material contract, (ii) Borrower is in compliance with all Applicable Laws, (iii) there exists no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect (other than the litigation described on Schedule 5.6), (iv) there does not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect (other than the litigation described on Schedule 5.6), (v) there are no liabilities or obligations of any nature with respect to Borrower which could reasonably be expected to have a Material Adverse Effect and (vi) neither Borrower, Merger Subsidiary, CPEX or any of their respective Affiliates nor any of their officers or key management personnel shall have been indicted or be under active investigation for a felony crime;

(j)           Agent and the Lenders shall have received a fully executed copy of the Merger Agreement together with a copy of each other Merger Document, which shall in each case be certified by a Responsible Officer of the Borrower, and in each case, be in form and substance satisfactory to the Agent and the Lenders;

(k)           (i) Agent, the Lenders, Merger Sub and the Borrower shall have agreed upon the form of CPEX Agreement (the “Form of CPEX Agreement”) that is attached hereto as Exhibit G, the executed version of which to be delivered on the Closing Date and (ii) Agent, the Lenders, Newco and Merger Sub shall have agreed upon the form of Contribution Agreement (the “Form of Contribution Agreement”) that is attached hereto as Exhibit H, the executed version of which to be delivered on or before the Closing Date; and

(l)           Agent and the Lenders shall have received such other documents and items as Agent and/or any Lender deems necessary, in their discretion.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.2           Conditions to Closing

The obligations of the Lenders to fund the Term Loan are subject to satisfaction of the following conditions precedent:

(a)           each Loan Document (other than this Agreement, the Security Agreement, the Fee Letter and the Agent Fee Letter) and the schedules and exhibits to this Agreement and the schedules and exhibits to each other Loan Document shall, in each case, be in form and substance satisfactory to the Agent and the Lenders, and each Loan Document shall have been duly executed by a Responsible Officer of the Borrower, Newco, CPEX (it being understood and agreed that “CPEX”, with respect to the execution of documents and agreements required under this Section 4.2, in all cases (unless otherwise specifically noted) shall be CPEX upon giving effect to the Merger) and/or Merger Subsidiary, as applicable and each of the other parties thereto;

(b)           in form and substance substantially identical to those provided pursuant to Section 4.1(b) hereof, a report of UCC financing statements and applicable searches of the records of the US Patent and Trademark Office performed with respect to Borrower, Merger Subsidiary, CPEX and the Collateral in each jurisdiction determined by the Lenders, and such report shall show no Liens on the Collateral (other than Permitted Liens);

(c)           Agent and the Lenders shall have received, (i) Charter and Good Standing Documents of Borrower, Newco, Merger Subsidiary and CPEX, in the case of CPEX, in form and substance satisfactory to the Lenders, and in the case of the Borrower, Newco and Merger Subsidiary, in form and substance substantially identical to the Charter and Good Standing Documents provided pursuant to Section 4.1(c) hereof, (ii) resolutions of board of directors and/or managers of Borrower and CPEX in substantially the form attached hereto as Exhibit A and (iii) a certificate executed by an authorized officer of Borrower, in the form attached hereto as Exhibit B;

(d)           (i) Agent and the Lenders shall have received (or will receive simultaneously with the funding of the Term Loan) all fees, charges and expenses due and payable on or prior to the Closing Date pursuant to the Loan Documents (including, for the avoidance of doubt, the Arrangement Fee and all fees under the Fee Letter and the Agent Fee Letter), (ii) all fees, charges and disbursements of counsel to the Athyrium Persons and counsel to the Agent shall have been paid by the Borrower and (iii) all fees, charges and disbursements of the third party valuation firm rendering the Solvency Opinion shall have been paid by or on behalf of the Borrower;

(e)           Merger Subsidiary shall not have declared or otherwise indicated that it is prepared to declare a “Seller Material Adverse Effect” (as defined in the Merger Agreement, without giving effect to any amendment to such definition after the Execution Date not approved in writing by the Requisite Lenders);

(f)           Agent shall have received all certificates evidencing any certificated Equity Interests pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(g)           all in form and substance satisfactory to the Agent and the Lenders, Agent shall have received (i) the fully-executed Collateral Assignment of Contribution Agreement in the form attached hereto as Exhibit D, (ii) any related assignment documentation, if any, (iii) the fully executed Collateral Assignment of License Agreement in the form attached hereto as Exhibit C, (iv) the fully-executed CPEX Agreement (identical in form and substance to the Form of CPEX Agreement) together with all exhibits and schedules thereto and (v) the fully-executed Contribution Agreement (identical in form and substance to the Form of Contribution Agreement), together with all exhibits and schedules thereto and all documents to be executed in connection therewith;

(h)           Agent and the Lenders shall have received (i) the True Contribution and Non-Consolidation Opinion (identical in form and substance to the Form of True Contribution and Non-Consolidation Opinion attached hereto as Exhibit F), duly executed by outside counsel to Borrower, (ii) a solvency opinion of a third party valuation firm acceptable to the Lenders (it being understood and agreed that any one of Capstone Advisory Group, LLC, Valuation Research Corporation or Duff and Phelps LLC are acceptable to the Lenders) in form and substance satisfactory to the Agent and the Lenders (it being understood and agreed that an assumption by the opinion providing valuation firm that the IP Rights relating to the Product that are contributed to the Borrower pursuant to the Contribution Agreement remain valid and enforceable after the Closing Date is in substance acceptable to the Agent and the Lenders), duly executed by such third party valuation firm (the “Solvency Opinion”) and (iii) the written legal opinion of Borrower’s outside legal counsel regarding certain closing matters and the perfection of Agent’s security interest in the Collateral following the Closing Date, in form and substance satisfactory to Agent and the Lenders;

(i)           Agent and the Lenders shall have received evidence of release and termination of, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(j)           Agent and the Lenders shall have received a certificate signed by a Responsible Officer of the Borrower and CPEX (after giving effect to the Merger) (i) certifying that none of the Merger Documents have been amended or modified and none of the closing conditions has been waived (other than any such amendments, modifications or waivers as have been consented to by the Requisite Lenders in writing), (ii) certifying that Merger Subsidiary has received a net cash capital contribution (in the form of equity) from Newco in an amount equal to at least Sixteen Million and No/100 Dollars ($16,000,000.00), (iii) certifying that the Merger has been consummated in compliance with the Merger Documents in all material respects, (iv) certifying that all governmental, shareholder and third party consents and approvals necessary in connection with the Merger and the transactions contemplated hereby shall have been obtained and all such consents and approvals shall be in full force and effect, (v) attaching and certifying as true and complete resolutions evidencing that the board of directors of CPEX (prior to giving effect to the Merger) has approved the Merger, (vi) certifying that no Default or Event of Default exists or would result from the funding of the Term Loan on the Closing Date or the application of the proceeds thereof, (vii) certifying that no Material Adverse Effect shall have occurred since the Execution Date, (viii) attaching and certifying as true and complete the Initial License Agreement and all amendments, schedules and exhibits thereto and certifying that the Initial License Agreement remains in full force and effect as of the Closing Date and (ix) certifying that neither Borrower, Merger Subsidiary, nor CPEX or any of their respective Affiliates nor any of their officers or key management personnel shall have been indicted on felony charges which have not been dismissed or, to each respective entity’s knowledge, is under active investigation for a felony crime;

(k)           Agent and the Lenders shall have received a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for CPEX and its Subsidiaries for the twelve (12) month period ending September 30, 2011, giving effect to the Merger and the incurrence of Indebtedness related thereto on a pro forma basis;

(l)           the Operating Account and the Collection Account shall have been established with the Operating Account Bank and the Collection Account Bank, as applicable, and Agent shall have received fully-executed copies of the Operating Account Agreement and the Collection Account Agreement, in each case in form and substance satisfactory to Agent and the Lenders;

(m)           Agent and the Lenders shall be satisfied that at least $2,500,000 will, contemporaneously with consummation of the Merger, be contributed to the Interest Reserve in accordance with the terms of the Contribution Agreement and that the Interest Reserve will, at such time, be deposited in an interest bearing account at Collection Account Bank in accordance with the terms of Section 2.1(a)(iii); and

(n)           the Lenders’ Withdrawal Date shall not have occurred.

For purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has funded its Pro Rata Share of the Term Loan on the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

V           REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows as of each of the Execution Date and the Closing Date:

5.1           Organization and Authority

Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of its state of organization.  Borrower (a) has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, (b) is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify would reasonably be expected to have a Material Adverse Effect, and (c) has the taxpayer identification number and organization identification number set forth on Schedule 5.1.  Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Collateral under the Contribution Agreement, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party.  Borrower has all requisite power and authority to borrow hereunder.  Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor controlled by such an “investment company.”  No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.

5.2           Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (b) do not violate any provisions of (i) any Applicable Law, (ii) any order of any Governmental Authority binding on Borrower or any of its properties, or (iii) the limited liability company agreement (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its equity owners or among any such equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower is bound, the effect of which could reasonably be expected to be, have or result in a Material Adverse Effect; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (e) except for filings in connection with the perfection of Agent’s Liens, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.  When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).  The Contribution Agreement and the related assignment documents provided to Agent as of the Execution Date and the Closing Date are the only agreement to which Borrower is a party and pursuant to which Borrower will gain title to the Collateral.  The transfer to Borrower of the Collateral pursuant to the Contribution Agreement will constitute a transfer enforceable against creditors of CPEX and Merger Subsidiary.

5.3           Subsidiaries, Capitalization and Ownership Interests

As of the Execution and Closing Dates respectively: (i) Borrower has no, and shall not have any, Subsidiaries; (ii) one hundred percent (100%) of the outstanding equity interests in Borrower are and will be directly owned (both beneficially and of record) by Merger Subsidiary free and clear of any Liens.  Following the Merger, one hundred percent (100%) of the outstanding equity interest in the Borrower will be directly owned (both beneficially and of record) by CPEX free and clear of any Liens other than Liens in favor of Agent.  The outstanding ownership or voting interests of Borrower have been duly authorized and validly issued.  Schedule 5.3 lists the managers or managing members or directors of Borrower and Merger Subsidiary as of the Closing Date as well as the proposed managers or managing members or directors of Borrower and CPEX following the consummation of the Merger.  Borrower does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.

5.4           Properties

Following the Closing Date, pursuant to the Contribution Agreement, Borrower will be the lawful owner of, and will have good title to the Collateral, free and clear of any Liens (other than the Lien created under the Loan Documents and any Permitted Liens).

5.5           Other Agreements

As of the Execution Date, Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is Borrower aware of any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect, or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business.  There are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of is officers, managers, managing members, members, directors, stockholders, employees or affiliates or any member of their respective immediate families.

As of the Closing Date, Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse Effect on its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is Borrower aware of any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect, or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business, except for those set forth in Schedule 5.5 hereto.  There are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of is officers, managers, managing members, members, directors, stockholders, employees or affiliates or any member of their respective immediate families, except for those set forth in Schedule 5.5 hereto.

5.6           Litigation

As of the Execution Date, (a) Borrower is not a party to any material pending or threatened action, suit, proceeding or investigation related to the business of Borrower, (b) there is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation involving Borrower, its business or the Collateral (including without limitation the IP Rights) that could reasonably be expected to prevent or materially delay the consummation by Borrower of the transactions contemplated herein, (c) Borrower has not had any reason to believe that any material action, suit, proceeding or investigation may be brought or threatened against Borrower, its business or the Collateral (including without limitation the IP Rights), (d) Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, (e) there is no action, suit, proceeding or investigation initiated by Borrower or the Collateral currently pending and (f) Borrower has not had any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.

As of the Closing Date, except as set forth in Schedule 5.6 hereto, (a) Borrower is not a party to any material pending or threatened action, suit, proceeding or investigation related to the business of Borrower, (b) there is no pending or, to the knowledge of Borrower, threatened action, suit, proceeding or investigation involving Borrower, its business or the Collateral (including without limitation the IP Rights) that could reasonably be expected to prevent or materially delay the consummation by Borrower of the transactions contemplated herein, (c) Borrower has not had any reason to believe that any material action, suit, proceeding or investigation may be brought or threatened against Borrower, its business or the Collateral (including without limitation the IP Rights), (d) Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority, (e) there is no action, suit, proceeding or investigation initiated by Borrower or the Collateral currently pending and (f) Borrower has not had any existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.

5.7           Financial Statements and Reports

All financial statements and financial information relating to Borrower, Merger Subsidiary or CPEX that have been delivered to Agent or any Lender by Borrower, Merger Subsidiary or CPEX prior to the Closing Date and all financial statements and financial information relating to Borrower and CPEX delivered to Agent by Borrower or CPEX after the Closing (a) are consistent with the books of account and records of such Person, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the financial condition, assets and liabilities and results of operations of such Person at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  Neither Borrower, CPEX nor Merger Subsidiary has any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent, there has not occurred any Material Adverse Change or Material Adverse Effect or, to Borrower’s knowledge, any other event or condition that could reasonably be expected to be, have or result in a Material Adverse Effect.

5.8           Compliance with Law

As of the Execution Date, Borrower (a) is in compliance with all Applicable Laws, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect.  Borrower has not received any notice that Borrower is not in material compliance in any respect with any of the requirements of any of the foregoing.  Borrower has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA.  Borrower has maintained in all material respects all records required to be maintained by any applicable Governmental Authority.  Since its formation, the Borrower has not engaged, directly or indirectly, in any business other than the activities set forth in this Agreement, the License Agreement and the Contribution Agreement or any other activities related directly thereto.

As of the Closing Date, except as set forth on Schedule 5.8, Borrower (a) is in compliance with all Applicable Laws, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to be, have or result in a Material Adverse Effect.  Borrower has not received any notice that Borrower is not in material compliance in any respect with any of the requirements of any of the foregoing.  Borrower has not established and does not maintain or contribute to any “benefit plan” that is covered by Title IV of ERISA.  Borrower has maintained in all material respects all records required to be maintained by any applicable Governmental Authority.  Since its formation, the Borrower has not engaged, directly or indirectly, in any business other than the activities set forth in this Agreement, the License Agreement and the Contribution Agreement or any other activities related directly thereto.

5.9           Licenses and Permits; Labor

Borrower (i) is currently, and after the Merger will be, in compliance with and have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of its business as presently conducted and as proposed to be conducted, and (ii) after the Merger will have all Permits necessary or required by Applicable Law or any Governmental Authority for the operation of its business as proposed to be conducted, except where noncompliance, violation or lack thereof could not reasonably be expected to be, have or result in a Material Adverse Effect.  At such time, all Permits necessary or required by Applicable Law or Governmental Authority for the operation of Borrower’s business shall be in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect.  To Borrower’s knowledge, all such Permits are presently in full force and effect, and Borrower is aware of no action currently pending effort or effort threatened in writing to revoke or modify any of them.  All Permits necessary or required by Applicable Law or Governmental Authority for the operation of Borrower’s business after the Merger are, to Borrower’s knowledge, in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect.

5.10        No Default; Solvency

There does not exist any Default or Event of Default.  Borrower is, and after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents will be, solvent and able to meet its obligations and liabilities as they become due, and the assets of the Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base exists with respect to Borrower.

5.11        Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent and Lenders and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished.  There is no fact known to Borrower which has not been disclosed to Agent in writing which Borrower in good faith believes could reasonably be expected to be, have or result in a Material Adverse Effect.

5.12        Existing Indebtedness; Investments, Guarantees and Certain Contracts

Borrower does not (a) have any outstanding Indebtedness, except Indebtedness under the Loan Documents, or (b) own or hold any equity or long-term debt investments in, or have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person.

5.13        Affiliate Agreements

Other than the Borrower’s operating agreement, there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower, on the one hand, and Borrower’s members, managers, managing members, investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.  To Borrower’s knowledge, none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership or voting interest in, any Affiliate of Borrower or any Person with which Borrower has a business relationship or which competes with Borrower (except that any such Persons may own Equity Interests in (but not exceeding two percent (2%) of the outstanding Equity Interests of) any publicly traded company that may compete with Borrower).

5.14        Insurance

As of the Closing Date, Borrower has in full force and effect such insurance policies as are listed on Schedule 5.14.

5.15        Names; Location of Offices, Records and Collateral; Deposit Accounts

Neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.15(A).  Borrower is (or Borrower’s predecessors were) the sole owner(s) of all of its names listed on Schedule 5.15(A), and any and all business done and invoices issued in such names are Borrower’s (or any such predecessors’) sales, business and invoices.  Borrower and Merger Subsidiary maintain, and during the preceding five (5) years, their predecessors maintained, respective places of business only at the locations set forth on Schedule 5.15(A) or, after the Closing Date, as additionally disclosed to Agent in writing, and, after the Closing, all books and records of Borrower and CPEX relating to or evidencing the Collateral shall be only, in and at such locations (other than (i) Deposit Accounts, and (ii) Collateral in the possession of Agent).  All of the tangible Collateral is located only in the continental United States of America.  Schedule 5.15(B) lists all of Borrower’s Deposit Accounts as of the Closing Date.

5.16       Intellectual Property

Schedule 5.16 accurately and completely lists all of the IP Rights that Borrower will own upon consummation of the Merger and the consummation of the transfers of property described in the Contribution Agreement.  Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or enforceability of any IP Rights, alleging any violation of such Person’s privacy rights, nor does Borrower know of any such claim, and the use of any IP Rights by Borrower or the granting of a right or a license in respect of any IP Rights from Borrower does not infringe, violate or misappropriate the rights of any Person.  None of the IP Rights owned by Borrower is subject to any licensing agreement (other than the Initial License Agreement).

5.17       Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.18       Legal Investments; Use of Proceeds

Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.19       Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the Loan or the transactions contemplated by this Agreement except for fees payable to Agent and Lenders.  Borrower agrees to indemnify Agent and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent and/or Lenders and any claims that may be asserted by the entities set forth in Schedule 5.19 hereto.

5.20       Anti-Terrorism; OFAC

(a)           Neither Borrower, Merger Subsidiary nor any Person controlling or controlled by Borrower, Merger Subsidiary nor any Person having a beneficial interest in Borrower, Merger Subsidiary, nor any Person for whom Borrower or Merger Subsidiary is acting as agent or nominee in connection with this transaction (“Transaction Persons”) (1) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (2) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (3) is a Person on the list of Specially Designated Nationals and Blocked Persons or is in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

(b)           No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)           Borrower acknowledges by executing this Agreement that Agent and the Lenders have notified Borrower and Merger Subsidiary that, pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record such information as may be necessary to identify Borrower, Merger Subsidiary and CPEX (including, without limitation, the name and address of Borrower, Merger Subsidiary and CPEX) in accordance with the Patriot Act.

5.21       Security Interest

Following the Merger and the consummation of the transfers of property described in the Contribution Agreement, Borrower will have full right and power to grant to Agent, for the benefit of itself and the Lenders, a perfected, first priority security interest and Lien on the Collateral pursuant to this Agreement and the Loan Documents, subject to the following sentence.  Upon the execution and delivery of this Agreement and the consummation of the Merger and the transfers of property described in the Contribution Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person.  No financing statement relating to any of the Collateral is or will be on file in any public office except those on behalf of Agent and those related to the Permitted Liens.  Borrower is not party to any agreement, document or instrument that conflicts with this Section 5.21.

5.22       Survival

Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

VI           AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement, Borrower shall comply with the covenants set forth below.  To the extent any covenant set forth herein relates to CPEX, the parties acknowledge that such covenant shall only apply after completion of the Merger.

6.1          Financial Statements, Reports and Other Information

(a)           Financial Reports.  Borrower shall furnish to Agent (i) as soon as available and in any event within sixty (60) calendar days after the end of each fiscal quarter of the Borrower, unaudited quarterly financial statements of the Borrower, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal quarter and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal quarter, which financial statements shall be prepared and certified without any material qualification by an independent certified public accounting firm satisfactory to the Requisite Lenders and accompanied by related management letters, if available, and (ii) as soon as available and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of the Borrower, audited annual financial statements of the Borrower, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without any material qualification by an independent certified public accounting firm satisfactory to the Requisite Lenders and accompanied by related management letters, if available.  All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments).  With the quarterly financial statements of the Borrower, Borrower shall also deliver a compliance certificate of an officer of Borrower in the form satisfactory to the Requisite Lenders, stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower and (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto.

(b)           Royalty Statements.  As soon as available, and in any event not later than each Payment Date, Borrower shall cause AUXL (or any other Person party to a Replacement License Agreement from time to time) to provide Agent with a copy of the Royalty Statement, in form and substance reasonably acceptable to the Requisite Lenders, for the prior calendar quarter.

(c)           Status of Intellectual Property.  Borrower shall furnish to Agent, within fifteen (15) Business Days after the end of each calendar quarter, a certificate, executed by a Responsible Officer of Borrower in his or her capacity as such, which shall constitute a representation that Borrower has, at all times, maintained, complied with and kept in full force and effect all of its Intellectual Property included in and comprising the Collateral; such certificate pertaining to the fourth calendar quarter of each year to also include a detailed statement regarding any and all payments made by Borrower in connection with the maintenance, insurance and preservation of such Intellectual Property during such year.

(d)           Notices.  Borrower shall promptly, and in any event within fifteen (15) Business Days after the end of each calendar month notify Agent in writing of (i) any notice Borrower received of any claims, offsets or disputes asserted by AUXL (or any other Person party to a Replacement License Agreement from time to time) in relation to the License Agreement or any default or event of default under the License Agreement, (ii) any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing by or against Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets, (iii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iv) any other development, event, fact, circumstance or condition that, in the good faith judgment of Borrower, could reasonably be expected to be, have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (v) any matter(s) in existence that Borrower becomes aware of affecting the value, enforceability or collectability of any Collateral, (vi) receipt of any material notice or request from any Governmental Authority regarding any liability, (vii) any lease of real property entered into by Borrower after the Closing Date, (viii) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower, (ix) any action taken or threatened in writing to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrower which could reasonably be expected to be, have or result in a Material Adverse Effect or with respect to any Collateral, (x) any change in the corporate name of Borrower, (xi) the loss, termination or expiration of any contract to which Borrower is a party or by which its properties or assets are subject or bound that could reasonably be expected to be, have or result in a Material Adverse Effect and/or (xii) any Commercial Tort Claims related to the Collateral in which Borrower has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim and make all necessary filings with respect thereto to perfect Agent’s first priority security interest therein.

6.2          Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending).

6.3          Conduct of Business and Maintenance of Existence and Assets

Borrower shall (a) conduct its business in accordance with its current business practices, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) collect the Royalty Payments in the ordinary course of business, (d) maintain all of its Collateral used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (e) from time to time to make all necessary repairs, renewals and replacements thereof, (f) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect, (g) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect, (h) maintain, comply with and keep in full force and effect its existence and all Intellectual Property, (i) maintain, comply with and keep in full force all Permits necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect could not reasonably be expected to be, have or result in a Material Adverse Effect and (j) enforce its rights and remedies under the License Agreement and the Contribution Agreement in a timely and commercially reasonable manner.

6.4          Compliance with Legal and Other Obligations

Borrower shall (a) comply, in all material respects, with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind when due and payable, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP consistently applied, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, (d) preserve or renew all of its registered IP Rights or IP Rights in respect of which an application for registration has been filed or recorded with the United States Copyright Office or the United States Patent and Trademark Office, the non-preservation of which could reasonably be expected to have a Material Adverse Effect, and (e) properly file all reports required to be filed with any Governmental Authority, except under clauses (a), (b), and/or (c) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect.

6.5          Insurance

Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by Applicable Law and any agreement to which Borrower is a party or pursuant to which Borrower provides any services; all such insurance policies and coverage levels to (i) be satisfactory in form and substance to the Requisite Lenders, (ii) name Agent, for the benefit of itself and the Lenders, as a loss payee or additional insured thereunder, as applicable, and (iii) expressly provide that such insurance policies and coverage levels cannot be altered, amended or modified in any manner which is adverse to Agent and/or Lenders, or canceled or terminated without thirty (30) calendar days prior written notice to Agent, and that they inure to the benefit of Agent and Lenders, notwithstanding any action or omission or negligence of or by Borrower, or any insured thereunder.

6.6          True Books

Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business.

6.7          Inspection; Periodic Audits; Quarterly Review

Borrower shall permit the representatives of Agent, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (a) visit and inspect Borrower’s and CPEX’s offices or properties or any other place where tangible Collateral is located to inspect such Collateral and/or to examine and/or audit all of Borrower’s and CPEX’s books of account, records, reports and other papers, provided that any such visits or inspections shall be limited to two (2) such inspections within any calendar year prior to the occurrence of a Default and during the continuance of an Event of Default, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities and/or condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, so long as a Default or Event of Default has occurred and is continuing, no such notice shall be required.  Borrower shall meet with Agent at least once per quarter, if requested by Agent (which meeting may take place telephonically if requested by Agent), to review the Borrower’s operations, prospects, properties, assets, liabilities, condition and/or the Collateral.

6.8          Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as agreed by the Requisite Lenders) after Agent’s demand, take such further actions, obtain such consents and approvals and shall duly execute and deliver such further agreements, assignments, instructions or documents as Agent, at the direction of the Requisite Lenders, may request in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth in any agreement regarding post-closing matters executed by Agent and Borrower, and (c) upon the exercise by Agent, any Lender or any of its Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under Applicable Law or at equity which requires any consent, approval, registration, qualification or authorization of such Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization.  Agent may, at any time and from time to time, request a certificate from an officer of Borrower representing that all conditions precedent to the closing of this Agreement and the making of the Term Loan have been satisfied and Agent shall be justified and protected in relying upon such certificate.

6.9          Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and appropriate reserves shall have been made in accordance with GAAP consistently applied.

6.10       Other Liens

If Liens other than Permitted Liens exist, Borrower immediately shall take all actions, and execute and deliver all documents and instruments necessary to promptly release and terminate such Liens.  Immediately upon discovery of any Lien other than a Permitted Lien, Borrower shall notify Agent.

6.11       Use of Proceeds

Borrower shall use the proceeds of the Term Loan in accordance with, and subject to any restrictions set forth in, this Agreement.

6.12       Collateral Documents; Security Interest in Collateral

Promptly after receipt of written demand of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral.  Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are requested by Agent, at the direction of the Requisite Lenders, to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect Borrower’s interest in the Collateral and the pledge of the Collateral to Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent’s perfected first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien on the Collateral, and (iii) defend the Collateral and Agent’s first priority (other than with respect to property or assets covered by Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s discretion, be added to the Obligations.

VII           NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and termination of this Agreement:

7.1          Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except as expressly permitted in Section 7.12(f) of this Agreement, and except for Indebtedness under the Loan Documents.  Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Agent and Lenders, except (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business, or (ii) under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing.

7.2          Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the Lenders, (b) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; provided, that with respect to any such Deposit Account, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Requisite Lenders in their sole discretion and (c) Liens for taxes, assessments and other governmental charges or levies (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP.

7.3          Investments; Investment Property; New Facilities or Collateral

Borrower shall not, directly or indirectly, (a) (i) merge with, purchase, own, hold, consolidate with, invest in or otherwise acquire any obligations or Equity Interests or securities of, or any other interest in, all or substantially all of the assets of, any Person or any joint venture, or (ii) dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or without providing the Agent and the Lenders ten (10) Business Days written notice thereof, change its legal structure or jurisdiction of organization, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property or (c) make or permit to exist any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person.  Borrower shall not purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States of America.  Borrower shall not have any Subsidiaries.

7.4          Dividends; Redemptions; Equity

Notwithstanding any provision of any Loan Document, Borrower shall not, at any time that a Default or an Event of Default has occurred and is continuing, (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, (d) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Borrower.  Borrower shall not, without the prior written consent of Agent, issue, sell or create any Equity Interests.  Anything to the contrary in the foregoing notwithstanding, nothing herein shall restrict Borrower from distributing funds to CPEX from the Operating Account in its sole discretion so long as no Default or Event of Default has occurred and is continuing.

7.5          Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names

Borrower shall not (a) change its state of organization or change its corporate name without thirty (30) calendar days prior written notice to Agent, (b) change its fiscal year, (c) amend, alter, suspend, terminate or make provisional in any material way, any Permit, the suspension, amendment, alteration or termination of which could reasonably be expected to be, have or result in a Material Adverse Effect without the prior written consent of Agent, which consent shall not be unreasonably withheld, (d) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (e) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (f) materially amend, modify, restate or change any insurance policy in a manner adverse to Agent or Lenders, (g) engage, directly or indirectly, in any business other than as set forth herein, (h) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than thirty (30) days advance written notice to Agent, (i) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) or other similar authorization mandated by the relevant Government Authority given to Agent, (j) certificate, or cause to have certificated, any equity ownership interest in Borrower that is not evidenced by a certificate as of the Closing Date that is Collateral subject to this Agreement, without Requisite Lenders’ prior written consent or (k) amend, modify, restate or change its certificate of incorporation, bylaws or similar charter or governance documents in a manner that would be adverse to Agent or the Lenders.

7.6          Transfer of Collateral

Borrower shall (a) not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral without the advance written consent of the Requisite Lenders or (b) assign, amend, modify or restate the License Agreement, enter into any new agreement in respect of the Royalty Rights or the Product or the IP Rights related to the Product or exercise or waive any right or option, or fail to exercise any right or option or grant any consent in respect of the Royalty Rights or the IP Rights related to the Product in any manner that could, in any case, have a Material Adverse Effect or materially adversely affect the Agent or the Lenders or conflict with, or cause an Event of Default under, or breach of, this Agreement, any Licensing Agreement or any other Loan Document.

7.7          Contingent Obligations and Risks

Except as otherwise expressly permitted by this Agreement, Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by Applicable Law); provided, however, that nothing contained in this Section 7.7 shall prohibit Borrower from endorsing checks in the ordinary course of its business.

7.8          Truth of Statements

Borrower shall not knowingly furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9          Modifications of Agreements

Borrower shall not terminate or make, or agree to make, any modification, amendment or waiver of any of the terms or provisions of the Contribution Agreement, any of the Merger Documents, the Initial License Agreement or any Replacement License Agreement, in each case, without the prior written consent of the Requisite Lenders.  Borrower shall ensure that the Initial License Agreement (or any Replacement License Agreement) remains in full force and effect at all times during the term of this Agreement.

7.10       Anti-Terrorism; OFAC

Borrower shall not, nor shall Borrower permit Merger Subsidiary, CPEX or any of their Subsidiaries to, (a) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (c) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any other OFAC regulation or executive order.

7.11       Deposit Accounts and Payment Instructions

(a)           Borrower shall not open a Deposit Account (other than those listed on Schedule 5.15B) without the prior written consent of Agent.

(b)           Borrower shall not, without the prior written consent of the Requisite Lenders, make any change in the instructions to AUXL (or any other Person party to a Replacement License Agreement from time to time) regarding payments to be made to the Collection Account pursuant to Section 2.3 of this Agreement

7.12       Special Purpose Entity

The Borrower has not, and shall not:

(a)           engage in any business or activity other than the ownership, operation, use and maintenance of the Collateral, and activities incidental thereto;

(b)           acquire or own any material assets other than the Collateral, and such incidental personal property as may be necessary for the operation and use of the Collateral;

(c)           fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualifications to do business, or without the prior written consent of the Requisite Lenders, amend, modify, terminate or fail to comply with the provisions of its partnership agreement, certificate of limited partnership, bylaws, articles of incorporation, operating agreement, articles of organization, or other similar organizational documents, as the case may be;

(d)           own or have any Subsidiary or make any investment in, any Person;

(e)           commingle its assets with the assets of any of its members, general partners, shareholders, Affiliates, principals or of any other Person, provided that the foregoing shall not restrict Borrower from distributing funds to CPEX from the Operating Account in its sole discretion at such time as no Default or Event of Default shall have occurred and be continuing;

(f)           incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations and trade payables incurred in the ordinary course of its business, provided, however, that the Borrower may incur unsecured debt that (i) is subordinated, on terms satisfactory to the Requisite Lenders, to the Obligations, (ii) not evidenced by a note, (iii) is required to be paid within sixty (60) days of the date first incurred and (iv) is paid when due and does not exceed at any time, in the aggregate, Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(g)           become insolvent or fail to pay its debts and liabilities (including, without limitation, salaries of its own employees) from its assets as the same shall become due;

(h)           fail to maintain its assets, records, books of accounts and bank accounts separate and apart from those of its members, partners, shareholders, principals and Affiliates, or the members, partners, shareholders, principals and Affiliates of CPEX or any other Person, such that it would not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(i)           other than any Loan Documents or as otherwise required or contemplated by the Loan Documents or the Merger Agreement, enter into any contract or agreement with any member, general partner, shareholder, principal or Affiliate of Borrower, or CPEX, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, shareholder, principal or Affiliate of Borrower or CPEX, or any member, general partner, shareholder or Affiliate of any of the foregoing;

(j)           seek the dissolution or winding up in whole, or in part, of Borrower;

(k)           fail to correct any known misunderstandings regarding the separate identity of Borrower, as applicable;

(l)           (i) assume or guaranty the debts of any other Person, (ii) hold itself out to be responsible for the debts of any other Person, (iii) pledge its assets for the benefit of any other Person or (iv) hold out its credit as being available to satisfy the obligations of any other Person;

(m)           make any loans or advances to any Person, including any member, general partner, shareholder, principal or Affiliate of Borrower or CPEX, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing;

(n)           fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower is responsible for the debts of any Person (including any member, general partner, shareholder, principal or Affiliate of Borrower or CPEX, or any member, general partner, shareholder, principal or Affiliate of any of the foregoing);

(o)           fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(p)           share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, shareholder, principal, member or Affiliate of Borrower, (ii) any Affiliate of a general partner, shareholder, principal or member of Borrower, or (iii) any other Person;

(q)           without the unanimous written consent of its partners or members, and the written consent of one hundred percent (100%) of its directors, managers or managing members, or general partners, as the case may be, and the consent of any independent directors or independent managers required herein, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) make an assignment for the benefit of creditors, (iii) seek or consent to the appointment of a receiver, liquidator or any similar official, or (iv) take any action that might cause Borrower to become insolvent;

(r)           fail at any time to comply with all assumptions set forth in the True Contribution and Non-Consolidation Opinion of counsel delivered on the Closing Date with respect to this Agreement;

(s)           fail at any time to have at least one (1) of its directors or managers being independent directors or managers that is not and has not been for at least five (5) years a director, manager, officer, employee, trade creditor, supplier or shareholder (or spouse, parent, sibling or child of the foregoing) of (or a Person who directly or indirectly controls) of (i) Borrower, (ii) any general partner, shareholder, principal, member or Affiliate of Borrower, or (iii) any Affiliate of any general partner, shareholder, principal or member of Borrower;

(t)           fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(u)           acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable; or

(v)           merge into or consolidated with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure.

Borrower shall further comply with, any other customary rating agency (including S&P and Moody’s) requirements for a single purpose entity as the Requisite Lenders may require from time to time by notice to Borrower.

7.13        Transactions with Affiliates

Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (i) the transactions contemplated hereby and by the other Loan Documents and (ii) to the extent not otherwise prohibited under this Agreement, other transactions upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

VIII           EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)           Borrower or any other Person shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise); provided that if sufficient funds for any payment of any Obligations due hereunder are contained in the Collection Account, failure of Agent to direct such funds in accordance with the terms of this Agreement to effectuate such payment shall not be deemed an Event of Default by Borrower;

(b)           any representation, statement or warranty made or deemed made by Borrower, Newco, Merger Subsidiary or CPEX in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

(c)           Borrower, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in this Agreement (other than any violation, breach or default in the covenants set forth in Article VII of this Agreement or the misappropriation of any funds to be delivered to the Collection Account pursuant to Section 2.3 and applied pursuant to Section 2.4 of this Agreement, for which there shall be no cure period) and such violation, breach or failure shall continue or not be cured within a period of thirty (30) days after such violation, breach or default;

(d)           any Person, or any other party thereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any other Loan Document and such violation, breach, default, event of default or failure shall not be cured within (x) if no cure period is set forth in such other Loan Document, thirty (30) days after such violation, breach or default or (y) if a cure period is set forth in such other Loan Document, the applicable period set forth in the applicable Loan Document;

(e)            (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms), or (ii) any Lien created thereunder ceases to constitute a valid first priority (other than with respect to property or assets covered by Permitted Liens) perfected Lien on the Collateral in accordance with the terms thereof, or Agent and Lenders cease to have a valid perfected first priority security interest in (subject to Permitted Liens) any of the Collateral or any securities pledged to Agent, for the benefit of itself and the other Lenders, pursuant to the Security Documents; provided that the foregoing events shall not be deemed and Event of Default to the extent directly and solely caused by the action or inaction of Agent or any Lender;

(f)           one or more judgments or decrees is rendered against Borrower in an amount in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) individually or One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) in the aggregate (excluding judgments to the extent covered by insurance of Borrower), which is/are not bonded pending appeal, satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(g)            (i) Borrower shall default or breach any of its obligations, which is not cured within any applicable grace period or otherwise waived, under the License Agreement or the Contribution Agreement or (ii) any default or breach occurs, which is not cured within any applicable grace period or waived in the performance, in the observance or fulfillment of any provision contained in any agreement, contract, document or instrument (other than the License Agreement or the Contribution Agreement) to which Borrower is a party or to which any of its properties or assets are subject or bound that has or could be expected to have a Material Adverse Effect;

(h)           The License Agreement is terminated for any reason; provided, however, that such termination shall not constitute an Event of Default if (i) there are no other Defaults or Events of Default in existence at such time, (ii) Borrower shall continue to make all payments of accrued interest due on each Payment Date, (iii) Borrower shall diligently pursue a replacement license and or manufacturing arrangement acceptable to the Requisite Lenders, (iv) Borrower shall enter into a definitive written agreement regarding same within one hundred eighty (180) days of the termination of the License Agreement and (v) at the time Borrower enters into such replacement license agreement, (x) Borrower and the Agent shall enter into a collateral assignment of license agreement with respect to such replacement license agreement, in form and substance satisfactory to the Agent and the Requisite Lenders and (y) Borrower shall deliver to the Agent and the Lenders such other documents, amendments and agreements as the Agent and the Lenders shall reasonably request to evidence the priority and validity of the Agent’s Liens in the Collateral that is the subject of such replacement licensing agreement;

(i)           Borrower shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other Applicable Law;

(j)            (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or the whole or any substantial part of Borrower’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrower seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other Applicable Law, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other Applicable Law, assume custody or control of Borrower or of the whole or any substantial part of Borrower’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other Applicable Law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower takes any action to indicate its approval of or consent;

(k)           any Change of Control occurs;

(l)           Borrower ceases any material portion of its business operations as conducted at and immediately following the Closing;

(m)           a violation, breach or default occurs under any other Loan Document and remains un-remedied or uncured for (x) if no cure period is set forth in such other Loan Document, thirty (30) days after such violation, breach or default or (y) if a cure period is set forth in such other Loan Document, the applicable period set forth in the applicable Loan Document;

(n)           the Interest Reserve is reduced below Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) and remains below Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) for five (5) Business Days or more;

(o)           Borrower shall fail to (i) cause AUXL (or any other Person party to a Replacement License Agreement from time to time) to deposit all Royalty Payments to the Collection Account during the term of this Agreement or (ii) deposit all other proceeds of Collateral received by Borrower or its Affiliate to the Collection Account within two (2) Business Days of receipt (in the form so received);

(p)           Borrower, CPEX or any of Borrower’s or CPEX’s directors, managers, managing members or senior officers is criminally indicted or convicted (i) of a felony, or (ii) under any law that could lead to a forfeiture of any material (as determined by the Requisite Lenders) Collateral;

(q)           any regulatory action or other event occurs that has materially impaired the “Sale” of “Products” (as such terms are defined in the Initial License Agreement, which shall include any similar terms or concepts included in any Replacement License Agreement), which is not cured within sixty (60) days of such action or event, provided that no such cure period shall apply if an Event of Default shall have otherwise occurred and be continuing;

(r)           CPEX shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in the CPEX Agreement;

(s)           any withdrawal or revocation by the U.S. Food and Drug Administration of approvals to sell any Product in the United States for efficiency or safety reasons which has had a Material Adverse Effect; or

(t)           the Borrower becomes an investment company required to be registered under the Investment Company Act of 1940, as amended.

In any such event, notwithstanding any other provision of any Loan Document, (I) Agent shall, at the direction of the Requisite Lenders, by notice to Borrower (i) terminate the obligations of the Agent and the Lenders hereunder, whereupon the same shall immediately terminate, (ii) with respect to the Collateral, (A) service the Collateral, including the right to institute collection, foreclosure and other enforcement actions against the Collateral; (B) enter into modification agreements and make extension agreements with respect to payments and other performances in relation to the Collateral; (C) release any Persons liable for performance under any agreements in relation to the Collateral; (D) settle and compromise disputes with respect to payments and performances claimed due, all without notice to Borrower or CPEX, and all in the Requisite Lenders’ sole discretion and without relieving Borrower or CPEX from performance of the obligations hereunder or under any other Loan Document or agreement; (E) receive, collect, open and read all mail of Borrower for the purpose of obtaining all items pertaining to the Collateral and any collateral described in any Loan Document; (F) collect (either directly or indirectly) all Royalty Payments, and other amounts of any and every description payable by or in relation to the Collateral or any other related documents or instruments; and (G) notwithstanding Section 2.4(b) or any other provision of the Loan Documents to the contrary, apply all amounts in or subsequently deposited in the Deposit Accounts to the payment of the unpaid Obligations in accordance with Section 9.2 of this Agreement; and (iii) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(e), (h), (i) or (j), in which event all of the foregoing shall automatically and without further act by Agent or Lenders be due and payable and Agent or Lenders’ obligations hereunder shall terminate, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (II) effective immediately upon receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent or any Lender), no action permitted to be taken under Article VII hereof may be taken.

IX           RIGHTS AND REMEDIES AFTER DEFAULT

9.1          Rights and Remedies

(a)           In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall, at the direction of the Requisite Lenders, exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its sole discretion and/or relinquish or abandon any Collateral or securities pledged or any Lien thereon, and (viii) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated.

(b)           Borrower agrees that notice received at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by Applicable Law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released.  Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2          Application of Proceeds

Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.4 hereof), in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, after the exercise of remedies provided for in the final paragraph of Article VIII (or after the Loans have automatically become immediately due and payable as set forth in the final paragraph of Article VIII), all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon the exercise of remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority:

(i)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including without limitation fees, charges and disbursements of counsel to the Agent and amounts payable under Article III and Article XIII and Sections 12.4 and 12.7) payable to the Agent in its capacity as such;

(ii)           second, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house and outside documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith);

(iii)          third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including without limitation fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III and Sections 12.4, 12.7 and 13.8), ratably among them in proportion to the respective amounts described in this clause third payable to them;

(iv)          fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them;

(v)           fifth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fifth held by them; and

(vi)          sixth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than Section 9.2(vi) to the extent the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

9.3          Rights to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall, at the direction of the Requisite Lenders, have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4          Rights and Remedies not Exclusive

Agent and the Lenders shall have the right in their discretion to determine which rights, Liens and/or remedies Agent and Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent or Lenders’ rights, Liens or remedies under any Loan Document, Applicable Law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X             WAIVERS AND JUDICIAL PROCEEDINGS

10.1       Waivers

Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.  Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2       Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Loan Document, by executing this Agreement, completing the Closing and/or by making Advances, Agent and the Lenders do not waive any breach of any representation or warranty under any Loan Document of which Agent and the Lenders have not been made aware in writing, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3       Jury Waiver

EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4       Amendment and Waivers

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrower and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)           no such amendment, waiver or consent shall:

(i)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest or fees due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;

(ii)           reduce the principal of, or the rate of interest specified herein on, the Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii)          change any provision of this Section 10.4 or the definition of “Requisite Lenders” without the written consent of each Lender directly affected thereby;

(iv)         release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(v)           release the Borrower without the written consent of each Lender directly affected thereby;  or

(vi)         extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.1 without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.2 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender).

(b)           unless also signed by the Agent, no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein (i) each of the Agent Fee Letter and the Fee Letter may be amended, or rights or privileges thereunder be waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loan, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States of America supersedes the unanimous consent provisions set forth herein and (iii) the Requisite Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c)           Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document: neither any Equity Investor nor Black Horse shall have the right (1) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document (and neither the Equity Investors nor Black Horse shall (nor any amount of the Loan held by the Equity Investors or held by Black Horse) be included for purposes of making a determination of (I) any Lender whose consent would otherwise be required under Section 10.4(a), (II) the Requisite Lenders, or (III) any other number or percentage of Lenders entitled to consent to any amendment, waiver, modification or action hereunder); (2) to require the Agent or any other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document or exercise any remedy (including, without limitation, any right of set-off) in respect of its capacity as a Lender or a secured party; (3) to otherwise vote on any matter related to this Agreement or any other Loan Document; (4) to attend any meeting or participate in any conference call, in each case, with the Agent or any Lender (including with respect to the exercise of rights and remedies under any Loan Document) to which representatives of the Borrower are not invited; (5) to receive any document, notice, information or communication from the Agent or any Lender that is not sent to the Borrower or by the Borrower to the Agent for distribution to the Lenders generally (including documents, information or communications such Lender would otherwise be entitled to receive under the terms of the Loan Documents in its capacity as Lender); and (6) subject to the Equity Investors’ and Black Horse’s agreements in clause (2) above not to exercise any remedies or take other actions against the Borrower (other than collectively with the other Lenders), to enforce any right it has under this Agreement as a Lender to the same extent any other Lender would have to enforce such right).

(d)           With respect to each Equity Investor and Black Horse, notwithstanding the foregoing paragraph, no amendment, modification or waiver pursuant to this Section 10.4 shall, without the consent of such Equity Investor or Black Horse, as applicable, if such consent would otherwise be required under this Section 10.4, (i) deprive such Equity Investor or Black Horse, as applicable, of its share of any payments which the Lenders are entitled to share on a pro rata basis under the Loan Documents, (ii) reduce the principal of or the rate of interest (other than interest at any increased post default rate) for Loans owing to such Equity Investor or Black Horse, as the case may be, or fees or other amounts payable hereunder or under any other Loan Document to such Equity Investor or Black Horse, as the case may be, (iii) release the Borrower from its obligations under this Agreement or (iv) release all or substantially all of the Collateral.

(e)           Each Equity Investor and Black Horse, in each case solely in its capacity as a Lender, hereby agrees that, if the Borrower shall be subject to any voluntary or involuntary proceeding commenced under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Proceedings”), (i) it shall not challenge the limitations on its right to vote or participate in such Bankruptcy Proceeding set forth in the Loan Documents or take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Agent (or the taking of any action by a Person that is supported by the Agent) in relation to such Equity Investor’s claim or Black Horse’s claim, as the case may be, with respect to its Loans (a “Loan Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Equity Investor or Black Horse, as the case may be, is treated in connection with such exercise or action on the same or better terms as the other Lenders, and (ii) with respect to any matter requiring the vote of the Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the amount of the Loan held by such Equity Investor (and any Loan Claim with respect thereto) and the amount of the Loan held by Black Horse (and any Loan Claim with respect thereto), in each case, shall be deemed to be voted (and such Equity Investor and/or Black Horse, as applicable, hereby grants to the Agent a proxy to vote and submit a ballot on behalf of such Equity Investor and/or Black Horse, as applicable) in the same fashion as the Requisite Lenders, except to the extent that any such plan of reorganization proposes to treat the Obligations held by such Equity Investor or Black Horse, as applicable, in a manner that is less favorable in any respect to such Equity Investor or Black Horse, as applicable, than the proposed treatment of similar Obligations held by Lenders other than such Equity Investor or Black Horse, as applicable, in which case such Equity Investor or Black Horse, as applicable, may vote its claim irrespective of the foregoing provisions.  In furtherance of the foregoing, (x) each Equity Investor hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Equity Investor’s attorney-in-fact, with full authority in the place and stead of such Equity Investor, and in the name of such Equity Investor, from time to time at the direction of the Requisite Lenders to take any action and to execute any instrument that the Requisite Lenders may deem reasonably necessary to carry out the provisions of this paragraph and (y) Black Horse hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as Black Horse’s attorney-in-fact, with full authority in the place and stead of Black Horse, and in the name of Black Horse, from time to time at the direction of the Requisite Lenders to take any action and to execute any instrument that the Requisite Lenders may deem reasonably necessary to carry out the provisions of this paragraph.  For the avoidance of doubt, the Lenders, each Equity Investor and Black Horse agree and acknowledge that the provisions set forth in this Section 10.4 constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where the Borrower has filed for protection under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect applicable to the Borrower.

(f)           It is understood and agreed that the aggregate amount of the Loan held by all Equity Investors and Black Horse shall not at any time total more than twenty-five percent (25%) of the Loan held by all of the Lenders at such time.

XI           EFFECTIVE DATE AND TERMINATION

11.1       Effectiveness and Termination

Subject to Agent’s right to accelerate the Loan and terminate and cease making and funding Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in Section 2.5, Section 4.2 or Section 13.10.  All of the Obligations shall be immediately due and payable upon the earlier of (i) the Maturity Date, (ii) the date on which Agent accelerates the Loan following the occurrence and during the continuance of an Event of Default, (iii) the date this Agreement is terminated pursuant to Section 4.2 or Section 13.10, or (iv) the termination date stated in the notice of termination, as applicable (the “Termination Date”).  Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full.  The Liens granted to Agent, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2       Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash.  The obligations and provisions of Sections 3.1, 3.2, 3.3, 3.4, 5.19, 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.7, 12.9, 12.10, 12.11 and Article XIII shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII           MISCELLANEOUS

12.1        Governing Law; Jurisdiction; Service of Process; Venue

(A)           THE LOAN DOCUMENTS, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(B)           BY EXECUTION AND DELIVERY OF EACH LOAN DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(C)           BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION 12.1.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(D)           EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF PROCESS AND AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.2       Successors and Assigns; Assignments and Participations

(a)          Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than One Million and No/100 Dollars ($1,000,000.00) unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; and

(B)           the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iii)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00); provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(iv)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to a natural person, (C) to any Equity Investor or (D) to Black Horse.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 12.4, 12.7 and 13.8 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon written request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)          Register.  The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, an Equity Investor, Black Horse or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Participant shall represent and warrant in writing to the assigning Lender that such Participant is not an Equity Investor or Black Horse.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (v) of the Section 10.4(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Article III and Sections 12.4 and 13.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(e)           Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Article III or Sections 12.4 or 13.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 13.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 13.8 as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.3      Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.  Any payments with respect to the Obligations received shall be credited and applied in such manner as set forth in this Agreement.

12.4      Indemnity

Borrower shall indemnify, hold harmless and pay each of Agent, each Lender, each Participant, each Related Party of any of the foregoing, each Affiliate of any of the foregoing and managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys of the foregoing (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of outside counsel and in-house counsel for documentation and diligence fees and legal expenses and any fees, costs and expenses set forth in the Agent Fee Letter or elsewhere in the Loan Documents) which may be due pursuant to the terms hereof, or under the Loan Documents, or imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, in connection with, or as a result of or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to (a) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Affiliate or Related Party, and regardless of whether any Indemnified Person is a party thereto; and (b) any act of or omission by Borrower, any of its Affiliates or any of their respective officers, directors, or agents, including, without limitation (i) any willful misrepresentation with respect to Borrower, Merger Subsidiary, CPEX or the Collateral, (ii) any acts of fraud by Borrower, Merger Subsidiary or CPEX related to the Loan or made in connection with this Agreement or any Loan Document, (iii) any theft of any Collateral, (iv) any misappropriation of funds for use of the proceeds of the Loan not in accordance with the terms of this Agreement or any other Loan Document, (v) any Change of Control not approved in writing by the Requisite Lenders in accordance with Section 10.4, (vi) any waste, transfer, sale, encumbrance or other disposal of the Collateral not permitted by this Agreement or the other Loan Documents or (vii) any failure to comply with the special purpose entity provisions set forth in Section 7.12 hereof; provided however, that Borrower shall not be responsible for any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  Agent agrees to give Borrower reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 12.4, and Agent, or the applicable Indemnified Person, as the case may be, may elect (but is not obligated) to direct the defense thereof; provided, that Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.4 and to employ counsel at its own expense to assist in the handling of such matter.  Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral.  To the extent that Agent obtains recovery from a Person other than an Indemnified Person of any of the amounts that Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Agent shall promptly pay to Borrower the amount of such recovery.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor (other than any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements that the Borrower has asserted in a court of competent jurisdiction have resulted from the gross negligence or willful misconduct of such Indemnified Person, for so long as such proceeding continues).  The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all of the Obligations.

To the extent that the Borrower for any reason fail to indefeasibly pay any amount required under subsection this Section to be paid by it to the Agent (or any sub-agent thereof), or any Related Party thereof, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Agent (or any such sub-agent) in connection with such capacity.

12.5      Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission (including e-mail and Internet or intranet websites), in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6      Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under Applicable Laws, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.  Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7      Expenses

Borrower shall pay, whether or not the Closing occurs, all fees, costs and expenses incurred or earned by Agent, any Lender, and/or its Affiliates, including, without limitation, portfolio management, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), the fees and expenses of a third party valuation firm preparing the Solvency Opinion, and all reasonable internal and external attorneys’ fees and expenses (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments; provided, however, it is understood and agreed that the Borrower shall only be required to pay the fees, costs and expenses of counsel to the Athyrium Persons and counsel to the Agent under this clause (ii), (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument.  All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.  Without limiting the forgoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Agent’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8      Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Requisite Lenders, as appropriate.  Except as set forth in and subject to Section 10.4, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower, Agent and Requisite Lenders, provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of Article XII, so long as no additional duties are required to be assumed by Borrower.  Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.   The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.

12.9      Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent, as applicable, in their sole and absolute discretion.  Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10    Publicity

(a)         Borrower and Merger Subsidiary agree, and agree to cause each of its Affiliates, (i) not to transmit or disclose provision of any Loan Document to any Person (other than to such Person’s advisors, counsel, accountants and officers on a need-to-know basis; to any Governmental Authority to which Borrower or Merger Subsidiary is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of Borrower or Merger Subsidiary by any such Governmental Authority; or any Person to the extent required by Applicable Law, in response to any subpoena or other legal process or informal investigative demand, in connection with any litigation, or in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrower agrees, and agrees to cause Merger Subsidiary and (following the Closing) CPEX to, submit to Agent and Agent reserves the right to review and approve all materials that Borrower, Merger Subsidiary, CPEX or any of their Affiliates prepares that contain Agent or any Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Borrower shall not, and shall cause Merger Subsidiary and (following the Closing) CPEX to not, permit any of its Affiliates to, use Agent or any Lender’s name (or the name of any of their Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Agent’s prior written consent.  Nothing contained in any Loan Document is intended to permit or authorize Borrower, Merger Subsidiary, CPEX or any of their Affiliates to contract on behalf of Agent or any Lender.

(b)         Borrower hereby agrees that Agent and any Lender or any of their Affiliates may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

(c)         Lenders and Agent shall maintain in confidence, in accordance with their customary procedures for handling confidential information, all written non-public information of Borrower, CPEX or their Affiliates that any such Person furnishes on a confidential basis (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public or becomes available to Lenders or Agent from a source other than Borrower, CPEX or their Affiliate that is not known to such recipient to be subject to confidentiality obligations; provided, that each Lender and Agent and their respective Affiliates shall have the right to disclose Confidential Information to:

(i)            Borrower, Merger Subsidiary or CPEX;

(ii)           such Person’s Affiliates;

(iii)          such Person’s or such Person’s Affiliates’ lenders, funding or financing sources;

(iv)          such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies;

(v)           any Person to whom a Lender offers or proposes to offer to sell, assign or transfer the Loan or any part thereof or any interest or participation therein, provided such Lender obtains a commercially reasonable confidentiality agreement from such Person prior to disclosing any Confidential Information to such Person;

(vi)          any Person that provides statistical analysis and/or information services to a Lender or Agent or any of their respective Affiliates, provided such Lender obtains a commercially reasonable confidentiality agreement from such Person prior to disclosing any Confidential Information to such Person;

(vii)         any Governmental Authority to which any Lender or Agent is subject at the request or pursuant to any requirement of such Governmental Authority, or in connection with an examination of any Lender or Agent by any such Governmental Authority; and

(viii)        any Person (A) to the extent required by Applicable Law, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation, or (D) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.

(d)           The obligations of Lenders and Agent and their respective Affiliates under this Section 12.10 shall supersede and replace any other confidentiality obligations agreed to by any Lender or Agent or any of their respective Affiliates.

12.11    Release of Collateral

Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) and the termination of this Agreement, the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense and without representation, warranty or recourse, express, implied or statutory, as are necessary to release Agent’s Liens in the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent.

XIII           AGENT PROVISIONS; SETTLEMENT

13.1      Agent

(a)         Appointment.  Each of the Lenders hereby irrevocably designates and appoints (i) the Agent as the agent of such Lenders under this Agreement and the other Loan Documents and (ii) the Agent to take such action on behalf of the Lenders and to exercise such powers and discretion as are expressly delegated to it under this Agreement and each other Loan Document to which it is a party, and each Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf and to exercise such powers and perform such duties as are expressly delegated to it under the provisions of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  Subject to the Indebtedness provisions set forth in this Agreement, the Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent.  With respect to its Loans (if any) made or renewed by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity (if any) as Lender.

(b)         Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, (ii) the Agent’s duties hereunder and under the other Loan Documents are administrative only and the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, and (iii) the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it (I) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.4) or (II) in the absence of its own gross negligence or willful misconduct, as determined by the non-appealable decision of a court of competent jurisdiction.  The Agent shall not be deemed to have knowledge of any Default unless and until written notice describing such Default is given to the Agent by the Borrower, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including recalculating or re-verifying any calculation or information set forth therein), (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.  To the fullest extent permitted by applicable law, no Lender or other Person or the Borrower shall assert, and each Lender or other Person and the Borrower hereby waives, any claim against the Agent, its sub agents and their respective officers, directors, employees, agents, attorneys, attorneys in fact, Related Parties or Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  None of the Agent, its sub agents and their respective officers, directors, employees, agents, attorneys, attorneys in fact, Related Parties or Affiliates shall be liable or responsible: (i) for the selection of any interest bearing account or any investments therein, or (ii) for any insufficiency in any such account resulting from any loss on any investment included therein, or (iii) to account for any profit to Borrower, any Lender or any other Person other than for any profit on such monies which has accrued while such monies are in an interest bearing account and which have been actually received by Agent (iv) for any losses incurred as a result of the liquidation of any investment prior to the maturity date thereof, or (v) for the failure of the Borrower to provide a timely written investment direction, or otherwise fails to properly direct the Agent as to such interest bearing account.  In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

(c)         Reliance. The Agent shall be entitled to conclusively rely and act upon, and shall be fully protected in relying and acting upon, any instrument, writing, electronic mail, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loan.  Notwithstanding anything herein or in the Loan Documents to the contrary, the Agents shall be fully protected in refraining from giving such consent or direction in the absence of direction of the Requisite Lenders.

(d)         Delegation. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, attorneys, independent contractors or attorneys-in-fact and shall be entitled to advice of counsel of its own choosing concerning all matters pertaining to such duties and shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)         Successor Agents.  The Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and, unless a Default of an Event of Default under clauses (i) or (j) of Article IX exists, the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrower (provided that consultation with the Borrower shall not be required if an Event of Default exists), to appoint a successor, which shall be a commercial bank or trust company with an office in New York, New York, or an Affiliate of any such commercial bank or trust company with an office in New York, New York.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within fifteen (15) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, in consultation with the Borrower (provided that consultation with the Borrower shall not be required if an Event of Default then exists), appoint a successor Agent meeting the qualifications set forth above who shall serve as the applicable Agent hereunder or thereunder, provided that if the resigning Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment by the twentieth (20th) Business Day after the date of such notice of resignation was given, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any possessory collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such possessory collateral security until such time as a successor Agent is appointed, at which time it shall deliver such possessory collateral security to the successor Agent or, if a successor Agent has not been appointed at the time of retiring Agent’s resignation, retiring Agent may deliver the possessory collateral security to the Lender (other than a Lender that is an Equity Investor or a Lender that is Black Horse) with the greatest Pro Rata Share as of such date and such Lender will be appointed agent under any account control agreement; provided, that the retiring Agent shall continue to be the secured party for purposes of any and all UCC financing statements until such time as a successor Agent is appointed in accordance with the terms of this Agreement) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the applicable retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as such hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Sections 5.19, 12.4 and 13.8 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective officers, directors, employees, agents, attorneys, attorneys-in-fact, Related Parties or Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Upon action by the Requisite Lenders, the Agent may be removed from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by the Requisite Lenders giving fifteen (15) Business Days’ prior written notice to the Agent.  Upon delivery of any such notice of removal, the Requisite Lenders shall have the right, in consultation with the Borrower (provided that consultation with the Borrower shall not be required if an Event of Default exists), to appoint a successor, which shall be a commercial bank or trust company with an office in New York, New York, or an Affiliate thereof.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties and obligations as such hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent.  After the removed Agent’s removal hereunder and under the other Loan Documents, the provisions of this Article, Sections 5.19, 12.4 and 13.8 shall continue in effect for the benefit of such removed Agent, its sub agents and their respective officers, directors, employees, agents, attorneys, attorneys-in-fact, Related Parties or Affiliates in respect of any actions taken or omitted to be taken by any of them while the removed Agent was acting as Agent.

(f)          Non-Reliance. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys, attorneys-in-fact, Related Parties or Affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates and made its own decision to make its portion of the Loan and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or any other Loan Document, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(g)         Miscellaneous.

Except as otherwise provided in Section 10.4 with respect to this Agreement, the Agent may, with the prior consent of the Requisite Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.  The Agent shall deliver to all Lenders copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, CPEX, Merger Subsidiary, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document.  The Agent shall not be required to deliver to any Lender originals of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, CPEX or Merger Subsidiary, except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

The Agent shall be entitled to payment from the Borrower for customary fees and expenses for all services rendered by it hereunder as separately agreed to in writing between the Borrower and the Agent (as such fees may be adjusted from time to time).  The obligations contained in this Section shall survive the termination of this Agreement and the resignation or removal of the Agent.

The Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation succeeding to the business of the Agent shall be the successor of the Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by applicable law to effect such succession, anything herein to the contrary notwithstanding.

Whenever in the administration of the provisions of this Agreement or the other Loan Documents the Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by one of Borrower’s officers, and delivered to the Agent and such certificate shall be full warrant to the Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

Whenever, in the course of performing its duties pursuant to this Agreement or any of the Loan Documents, the Agent is required to give its consent or direction or otherwise make a determination under any Loan Documents, it is understood and agreed that in all such instances it shall only provide such consent, direction or determination upon receipt of a written direction received from the Requisite Lenders (subject to Section 10.4), and may conclusively rely and shall be fully protected in relying upon such direction.  Notwithstanding anything herein or in the Loan Documents to the contrary, the Agent shall be fully protected in refraining from giving such consent or direction in the absence of the direction of the Agent.

The parties hereto acknowledge that for purposes of applicable local law, the Agent may be required to execute certain Security Documents in its individual capacity.  This notwithstanding, the parties hereto agree that with regard to such Security Documents, the Agent, shall act for the benefit of the Lenders, shall be subject to the duties and responsibilities of the Agent and shall be entitled to the rights, protections, exculpations, benefits and indemnities set forth in this Agreement.

When the Agent acts on any information, instructions or communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent in accordance with Section 12.5, the Agent, absent gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Borrower or the Requisite Lender or is not in the form the Borrower and/or Requisite Lenders sent or intended to send (whether due to fraud, distortion or otherwise).  The Borrower shall indemnify the Agent against any loss, liability, claim or expense (including reasonable legal fees and expenses) it may incur with its acting in accordance with any such communication.

In no event shall the Agent, its sub agents and their respective officers, directors, employees, agents, attorneys, attorneys-in-fact, Related Parties or Affiliates be liable (i) for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Borrower, the Requisite Lenders or any entity acting on behalf of the Borrower, the Agent or Requisite Lenders, (ii) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (iii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents, independent contractors, attorneys-in-fact or subcustodians appointed by it with due care, (iv) for the investment or reinvestment of any cash held by it hereunder in accordance with the terms hereof, including without limitation any liability for any delays in the investment or reinvestment of the Collateral, or any loss of interest or income incident to any such delays, or (v) for an amount in excess of the value of the Collateral, valued as of the date of deposit, but only to the extent of direct money damages, in each case unless caused by the Agent’s gross negligence, willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction.

The Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, earthquakes, fire, flood,, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action).

The Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited under any Loan Document, or for any description therein, or for the identity or authority of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.  The Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited under any Loan Document.

Notwithstanding anything contained in a Loan Document to the contrary, the Agent shall not be under any duty to give the Collateral held by it under the Loan Documents any greater degree of care than it gives similar property held by it as a fee based independent collateral or administrative agent and shall not be required to invest any funds held by it except as directed in the Loan Documents.

Agent shall not be required to qualify to transact business in any jurisdiction in which it is not presently qualified to perform its obligations hereunder or under the other Loan Documents.

In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Agent under any Loan Document, the Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Collateral.

In the event of any dispute between or conflicting claims among the Borrower and any other Person or entity with respect to any Collateral, the Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Collateral so long as such dispute or conflict shall continue, and the Agent shall not be or become liable in any way to the Borrower or any Lender for failure or refusal to comply with such conflicting claims, demands or instructions.  The Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Agent or (ii) the Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting.  Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court.  The Agent shall act on such court order and legal opinions without further question.  The Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Borrower and the Lenders.

The Borrower shall pay or reimburse the Agent upon request for any transfer taxes or other taxes relating to the Collateral incurred in connection herewith and shall indemnify and hold harmless the Agent from any amounts that it is obligated to pay in the way of such taxes.  The Borrower will provide the Agent with an appropriate IRS W-9 form upon request.  It is understood that the Agent shall be responsible for income reporting only as required by applicable law with respect to income earned on the Collateral held by the Agent and will not be responsible for any other reporting; provided, however, that pursuant to the first sentence of this paragraph, the Borrower shall be responsible for the payment of any taxes on such income.  This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Agent.

The parties hereto acknowledge that, in order to comply with its obligations under the Patriot Act, the Agent is required to obtain, verify, and record certain information and documentation from the other parties hereto.  Each of the parties hereby agrees that such party will provide the Agent with such information as it may request as may be necessary for it to satisfy the requirements of the Patriot Act.

Each Lender authorizes and directs the Agent to enter into the Security Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of Lenders, upon any Collateral (A) upon termination of this Agreement and the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting property being sold or otherwise disposed of upon the sale or other disposition thereof in compliance with the terms of this Agreement and the Loan Documents; (C) if approved, authorized or ratified in writing by the Requisite Lenders (or all of the Lenders, to the extent required by Section 10.4) or (D) as otherwise may be expressly provided in the relevant Security Documents.

The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any other Person or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limiting the generality of the foregoing, the Agent shall not be responsible for, and shall have no duty or liability whatsoever for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement or the other Loan Documents, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, intellectual property assignment,  assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

With respect to the Advances made by it, if any, The Bank of New York Mellon and its successors as the Agent shall have, and may exercise, the same rights and powers under the Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth in the Loan Documents, as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall include Agent in its individual capacity as a Lender.   Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of lending, banking, trust, financial advisory or other business with, Borrower or any Affiliate of Borrower as if it were not acting as Agent pursuant hereto.

The Borrower and Lenders agree that the Agent may make information available by posting the information on Intralinks or a substantially similar electronic transmission system (the "Platform").

The Borrower and Lenders acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". NEITHER THE AGENT NOR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES WARRANT THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER'S OR THE AGENT'S TRANSMISSION.

(h)         Agency for Perfection.  Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lenders, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(i)           Exercise of Remedies.  Except as set forth in Section 13.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

13.2      Non-Consenting Lenders

If any Lender requests compensation under Section 3.4, if any Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Requisite Lenders but requires the consent of all Lenders or all Lenders directly affected thereby (as applicable)or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)         the Borrower shall have paid to the Agent any assignment fee specified in Section 12.2;

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4(e) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 13.8, such assignment will result in a reduction in such compensation or payments thereafter;

(d)         such assignment does not conflict with Applicable Laws; and

(e)         in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or fund consents to the proposed change, waiver, discharge or termination; provided, that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 13.2 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

13.3      Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by Law, with the prior written consent of Agent (as directed by the Requisite Lenders) and without notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower ), and (b) other Collateral at any time held or owing by such Lender to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent.  Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery.  Borrower  agrees, to the fullest extent permitted by law, that (y) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (z) any Lender so purchasing a participation in the Loan made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of any portion of the Loan and other Obligations in the amount of such participation.

13.4      Disbursement of Funds

Agent may, on behalf of Lenders, disburse funds to Borrower for the Term Loan or any other Advance.  Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender shall remit to Agent its Pro Rata Share of any Advance before Agent disburses such Advance to or on account of Borrower.  If Agent so elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender’s Pro Rata Share of such Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 2:00 p.m. (New York City time).

13.5      Settlements; Payments; and Information

(a)           Advances; Payments; Interest and Fee Payments.

(i)           The amount of the outstanding Loan may fluctuate from day to day through Agent’s disbursement of funds to or on account of, and receipt of funds from, Borrower.  In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding terms to the contrary set forth in Section 13.4, Advances and repayments thereof may be settled according to the procedures described in Sections 13.5(a)(ii) and 13.5(a)(iii).  Notwithstanding these procedures, each Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to or on account of Borrower will commence on the date such Advances are made by Agent.  Nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists.  All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii)           Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Lender’s Pro Rata Share of the outstanding Advances.  In the event payments are necessary to adjust the amount of such Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii)           On the first Business Day of each calendar quarter (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding quarter in respect of the Loans.  Provided that such Lender has made all payments required to be made by it under this Agreement and provided that Lender has not received its Pro Rata Share of interest and fees directly from Borrower, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b)           Availability of Lenders’ Pro Rata Shares.

(i)           Unless Agent has been notified by a Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of an Advance, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time any Default or Event of Default exists.  If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

(ii)           Nothing contained in this Section 13.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

(c)           Return of Payments.

(i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

13.6      Dissemination of Information

Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from Borrower, as provided for in this Agreement and the other Loan Documents as received by Agent.  Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 13.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

13.7      Non-Funding Lender.

The failure of any Lender to make any Advance (the “Non-Funding Lender”) on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document.  At Borrower’s request, a Person acceptable to Requisite Lenders shall have the right (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request (at the direction of Requisite Lenders), sell and assign to such Person, all of the rights of that Non-Funding Lender to make Advances hereunder for an amount equal to the principal balance of all Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Lender Addition Agreement.

13.8      Taxes

(a)         Subject to Section 13.8(g), any and all payments by or on account of any obligations of Borrower to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (including penalties, interest and additions to tax), imposed by any Governmental Authority, excluding, in the case of each Lender and Agent, (i) such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income or overall receipts of such Lender or Agent, respectively, by the jurisdiction in which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof and (ii) any branch profits taxes imposed by the United States of America (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to as “Taxes” for the purposes of this Section 13.8).

(b)         In addition, Borrower shall pay to the relevant Governmental Authority any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)         Subject to Section 13.8(g), Borrower shall indemnify and hold harmless each Lender and Agent for the full amount of any and all Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid or payable by such Lender or Agent and any liability (other than any penalties, interest, additions, and expenses that accrue both after the one hundred eightieth (180th) day after the receipt by Agent or such Lender of written notice of the assertion of such Taxes or Other Taxes and before the date that Agent or such Lender provides Borrower with a certificate relating thereto pursuant to Section 13.8(l)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Payments under this indemnification shall be made within ten (10) days from the date any Lender or Agent makes written demand therefor.

(d)         If Borrower shall be required by Applicable Law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 13.8(g):

(i)           the sum payable shall be increased to the extent necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)           Borrower shall make such deductions; and

(iii)           Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(e)           Within ten (10) days after the date of any payment by Borrower of Taxes or Other Taxes to a Governmental Authority, Borrower shall furnish to Agent (and the applicable Lender) a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f)          Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income or is otherwise a “foreign person” within the meaning of Treasury Regulation Section 1.1441-1(c) (a “Non-U.S. Lender”) that is entitled to an exemption from or reduction of United States of America federal withholding taxes shall deliver to Borrower and Agent two (2) copies of each applicable U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from or reduction of United States of America federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  In addition to properly completing and duly executing Forms W-8BEN or W-8IMY (or any subsequent versions thereof or successor thereto), if such Non-U.S. Lender is claiming an exemption from withholding of United States of America Federal income tax under Section 871(h) or 881(c) of the Code, such Lender hereby represents and warrants that (A) it is not a “bank” within the meaning of Section 881(c) of the Code, (B) it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, (C) it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental securities law or other legal requirements, (D) it is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code of Borrower, (E) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (F) none of the interest arising from this Agreement constitutes contingent interest within the meaning of Section 871(h)(4) or Section 881(c)(4) of the Code, and such Non-U.S. Lender agrees that it shall provide Agent, and Agent shall provide to Borrower, with prompt notice at any time after becoming a Lender hereunder that it can no longer make the foregoing representations and warranties.  Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.  Upon Borrower’s or Agent’s reasonable request, any Lender that is not Non-U.S. Lender shall deliver to Borrower and Agent (i) a properly prepared and duly executed U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is not subject to United States of America backup withholding and (ii) such other reasonable documentation as will enable Borrower and/or Agent to determine whether or not such Lender is subject to information reporting requirements.

(g)         Borrower will not be required to pay any additional amounts in respect of United States of America Federal income tax pursuant to Section 13.8(d) to any Lender or Agent or to indemnify any Lender or Agent pursuant to Section 13.8(c) to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under Section 13.1(f) for any reason; (ii) with respect to a Lender, the obligation to withhold amounts with respect to United States of America Federal income tax existed on the date such Lender became a party to this Agreement or, with respect to payments to a lending office newly designated by a Lender (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the applicable Loan; provided, however, that this clause (ii) shall not apply to the extent the additional amounts any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the additional amounts that the Person making the transfer, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such transfer or designation; (iii) the Internal Revenue Service has determined (which determination shall be final and non-appealable) that such Lender or Agent is treated as a “conduit entity” within the meaning of Treasury Regulation Section 1.881-3 or any successor provision; provided, however, nothing contained in this clause (iii) shall preclude the payment of additional amounts or indemnity payments by Borrower to the person for whom the “conduit entity” is acting; or (iv) such Lender is claiming an exemption from withholding of United States of America Federal income tax under Sections 871(h) or 881(c) of the Code but is unable at any time to make the representations and warranties set forth in clauses (A) – (F) of Section 13.8(f).

(h)         Each Non-U.S. Lender agrees to provide Borrower and the Agent, upon the reasonable request of Borrower, such other forms or documents as may be reasonably required under Applicable Law, that such Lender is legally able to provide, and that the provision of which would not be disadvantageous to such Lender, in order to establish an exemption from or eligibility for a reduction in the rate or imposition of Taxes or Other Taxes.  If, at any time, Borrower requests any Lender to deliver any such additional forms or other documentation, then Borrower shall, on demand of such Lender through Agent, reimburse such Lender for any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i)           If Borrower is required to pay additional amounts to or for the account of any Lender or Agent pursuant to this Section 13.8, then such Lender or Agent shall use its reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Borrower or to designate a Lending Office from a different jurisdiction (if such a Lending Office exists) so as to eliminate or reduce any such additional payments by Borrower which may accrue in the future if such filing or changes in the reasonable judgment of such Lender or Agent, would not require such Lender to disclose information such Lender deems confidential and is not otherwise disadvantageous to such Lender or Agent.

(j)           If Agent or a Lender, in its sole discretion, receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 13.8, it shall promptly pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 13.8 with respect to the Taxes or Other Taxes giving rise to such refund) and any interest paid by the relevant Governmental Authority with respect to such refund, provided, that Borrower, upon the request of Agent or such Lender, shall repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay the applicable refund to such Governmental Authority.

(k)           Notwithstanding anything herein to the contrary, if Agent is required by law to deduct or withhold any Taxes or Other Taxes or any other taxes from or in respect of any sum payable to any Lender by Borrower or Agent, the Agent shall not be required to make any gross-up payment to or in respect of such Lender, except to the extent that a corresponding gross-up payment is actually received by Agent from Borrower.

(l)           Any Lender claiming reimbursement or compensation pursuant to Section 13.8(c) shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

(m)        The agreements and obligations of Borrower in this Section 13.8 shall survive the payment of all other Obligations.

13.9      Patriot Act

Each Lender that is subject to the requirements of the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Agent and each Lender to identify Borrower in accordance with the Patriot Act.  Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

13.10    Lenders’ Withdrawal Date

On the Lenders’ Withdrawal Date, (a) all of the Lenders’ Commitments shall terminate, (b) all liens and security interests securing the Obligations and the Loan Documents shall automatically terminate, (c) each of the Loan Documents shall automatically terminate, except for terms and provisions of the Loan Documents that expressly survive termination of the Loan Documents and (d) the Borrower shall automatically be released and discharged from the obligations, claims and demands under the Loan Documents, except for obligations and liabilities for fees and expenses and indemnification obligations and liabilities owing to the Agent or the Lenders that pursuant to the express terms of the Loan Documents survive termination of the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Loan Agreement as of the date first written above.

BORROWER:

FCB I LLC,
a Delaware limited liability company

By: FCB I Acquisition Corp.,
a Delaware corporation, its sole member

By:	/s/ Jonathan M. Couchman
Name:	Jonathan M. Couchman
Title:	President

Address:
FCB I LLC
933 MacArthur Blvd.
Mahwah, NJ 07430
Attention: Jonathan M. Couchman
Facsimile: (201) 327-2130

With a copy to:

Baker & McKenzie LLP
One Prudential Plaza, Suite 3500
130 E. Randolph Drive
Chicago, IL 60601
Attention: Carmen Lonstein, Esq.
Facsimile: (312) 698-2136

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attn: Adam W. Finerman
Fax: (212) 451-2289

AGENT:

THE BANK OF NEW YORK MELLON, as Agent

By:	/s/ Melinda Valentine
Name:	Melinda Valentine
Title:	Vice President

Address:

600 E. Las Colinas Blvd.
Suite 1300
Irving, TX 75039
Attention: Melinda Valentine, Vice President
Facsimile: (972) 401-8555

With a copy (which shall not constitute notice) to:

McGuire, Craddock & Strother, P.C.
2501 North Harwood
Suite 1800
Dallas, TX 75201
Attention: Jonathan Thalheimer
Facsimile: (214) 954-6868
Email: jthalheimer@mcslaw.com

LENDERS:

NB ATHYRIUM LLC, a Delaware limited liability company, as a Lender

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

Address:

NB ATHYRIUM LLC
c/o NB Alternatives
605 Third Avenue, 22nd Floor
New York, New York 10158
Attention: Christian Neira
Facsimile: 646-537-4881

With a copy to:

Moore & Van Allen, PLLC
100 N. Tryon St., Suite 4700
Charlotte, North Carolina 28202
Attention: Tripp Monroe
Facsimile: 704-378-1942

LENDERS (continued):

COLUMBIA NB CROSSROADS FUND LP, a Texas limited partnership, as a Lender

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

Address:

COLUMBIA NB CROSSROADS FUND LP
c/o NB Alternatives
325 North Saint Paul Street, Suite 4900
Dallas, Texas 75201
Attention: Blake Rice
Facsimile: 214-647-9501

LENDERS (continued):

NB PEP INVESTMENTS I LP (INCORPORATED), a Guernsey limited partnership, as a Lender

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

Address:

NB PEP INVESTMENTS I LP (INCORPORATED)
c/o NB Alternatives
325 North Saint Paul Street, Suite 4900
Dallas, Texas 75201
Attention: Blake Rice
Facsimile: 214-647-9501

LENDERS (continued):

NB CROSSROADS 2010 – SS HOLDINGS LP, a Delaware limited partnership, as a Lender

By:	/s/ Blake Rice
Name:	Blake Rice
Title:	Authorized Signatory

Address:

NB CROSSROADS 2010 – SS HOLDINGS LP
c/o NB Alternatives
325 North Saint Paul Street, Suite 4900
Dallas, Texas 75201
Attention: Blake Rice
Facsimile: 214-647-9501

LENDERS (continued):

SIGULER GUFF DISTRESSED			SIGULER GUFF DISTRESSED
OPPORTUNITIES FUND III, LP, as a Lender			OPPORTUNITIES FUND III (P), LP, as a Lender

By:	Siguler Guff DOF III GP, LLC		By:	Siguler Guff DOF III GP, LLC
	Its General Partner			Its General Partner

	By:	/s/ Donald P. Spencer		By:	/s/ Donald P. Spencer
	Donald P. Spencer			Donald P. Spencer
	Managing Director			Managing Director

SIGULER GUFF DISTRESSED			SIGULER GUFF DISTRESSED
OPPORTUNITIES FUND III (T), LP, as a Lender			OPPORTUNITIES FUND III (F), LP, as a Lender

By:	Siguler Guff DOF III GP, LLC		By:	Siguler Guff DOF III GP, LLC
	Its General Partner			Its General Partner

	By:	/s/ Donald P. Spencer		By:	/s/ Donald P. Spencer
	Donald P. Spencer			Donald P. Spencer
	Managing Director			Managing Director

SIGULER GUFF DISTRESSED
OPPORTUNITIES FUND IV, LP, as a Lender

By:	Siguler Guff DOF IV GP, LLC
Its General Partner

	By:	/s/ Donald P. Spencer
Donald P. Spencer
Managing Director

Address (for each of the above Lenders):

c/o Siguler Guff and Company, LP
825 Third Avenue, 10th Floor
New York City, New York  10022
Attention: Daniel Rochkind
Facsimile:  212-634-5990

With a copy to:

c/o Siguler Guff and Company, LP
825 Third Avenue, 10th Floor
New York City, New York  10022
Attention: Avi Amin
Facsimile:  212-634-5990

LENDERS (continued):

PEPI CAPITAL, L.P., a Delaware limited partnership, as a Lender

By:	/s/ David Radunsky
Name:	David Radunsky
Title:	Chief Operating Officer

Address:

PEPI CAPITAL, L.P.
P.O. Box 269014
Plano, Texas 75026-9014
Attention: Jason Makler
Facsimile: 972-535-1991

LENDERS (continued):

ISZO CAPITAL LP, a Delaware limited partnership, as a Lender

By:	/s/ Brian Sheehy
Name:	Brian Sheehy
Title:	Managing Member

Address:

IsZo Capital LP
415 Madison Ave., 15th Floor
New York, New York 10017
Attention: Brian Sheehy
Facsimile: 646-381-3645

LENDERS (continued):

BLACK HORSE CAPITAL LP, a Delaware limited partnership, as a Lender

By: Black Horse Capital Management LLC, a Delaware limited liability company, its General Partner

By:	/s/ Dale B. Chappell
Name:	Dale B. Chappell
Title:	Manager

BLACK HORSE CAPITAL MASTER FUND LTD., a Cayman Islands exempted company, as a Lender

By:	/s/ Dale B. Chappell
Name:	Dale B. Chappell
Title:	Director

Address (for each of the above Lenders):

c/o Black Horse Capital
338 S. Sharon Amity Rd. #202
Charlotte, NC 28211
Attention: Candace Duran
Facsimile:

With a copy to:

c/o Black Horse Capital
338 S. Sharon Amity Rd. #202
Charlotte, NC 28211
Attention: Dale B. Chappell
Facsimile: